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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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Apache Corporation

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SEC 1913 (02-02)

One Post Oak Central
2000 Post Oak Boulevard, Suite 100
Houston, Texas 77056-4400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF APACHE CORPORATION:
The 2006 annual meeting of stockholders of Apache Corporation, a Delaware corporation, will be held on Thursday, May 4, 2006, at 10:00 a.m. (Houston time), at the Hilton Houston Post Oak, 2001 Post Oak Boulevard, Houston, Texas, for the following purposes:

1.	Election of five directors to serve until the Company’s annual meeting in 2009;

2.	Approval of 50,000 additional shares authorized for the Non-Employee Directors’ Compensation Plan; and

3.	Transaction of any other business that may properly come before the meeting or any adjournment thereof.
Holders of record of the Company’s common stock as of the close of business on March 15, 2006 are entitled to notice of, and to vote at, the annual meeting. The Company’s stock transfer books will not be closed. A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any Apache stockholder at 2000 Post Oak Boulevard, Suite 100, Houston, Texas, for purposes relating to the annual meeting, during normal business hours for a period of ten days before the meeting.
It is important that your shares are represented at the meeting. We encourage you to designate the proxies named on the enclosed proxy card to vote your shares on your behalf and per your instructions. This action does not limit your right to vote in person or to attend the meeting.

By order of the Board of Directors

APACHE CORPORATION

/s/ C. L. Peper
C. L. Peper
Corporate Secretary
Houston, Texas
March 27, 2006

Proxy Statement Table of Contents

Note:	Throughout this proxy statement, references to the “stock split” relate to the two-for-one stock split of Apache common stock distributed in shares of common stock on January 14, 2004, to stockholders of record on December 31, 2003, and references to the “stock dividends” relate to the five-percent stock dividend on Apache common stock distributed in shares of common stock on April 2, 2003, to stockholders of record on March 12, 2003, and to the ten-percent stock dividend on Apache common stock distributed in shares of common stock on January 21, 2002, to stockholders of record on December 31, 2001.

APACHE CORPORATION
One Post Oak Central
2000 Post Oak Boulevard, Suite 100
Houston, Texas 77056-4400
March 27, 2006
PROXY STATEMENT
General
This proxy statement contains information about the 2006 annual meeting of stockholders of Apache Corporation. In this proxy statement “Apache” and “the Company” both refer to Apache Corporation. This proxy statement and the enclosed proxy card are being mailed to you by the Company’s board of directors starting on or about March 27, 2006.
Purpose of the Annual Meeting
At the Company’s annual meeting, stockholders will vote on the election of directors, approval of 50,000 additional shares authorized for issuance under the terms of the Non-Employee Directors’ Compensation Plan, and on any other business that properly comes before the meeting. As of the date of this proxy statement, the Company is not aware of any other business to come before the meeting. There are no rights of appraisal or similar rights of dissenters arising from matters to be acted on at the meeting.
Who Can Vote
Only stockholders of record holding shares of Apache common stock at the close of business on the record date, March 15, 2006, are entitled to receive notice of the annual meeting and to vote the shares of Apache common stock they held on that date. As of February 28, 2006, there were 330,307,585 shares of Apache common stock issued and outstanding. Holders of Apache common stock are entitled to one vote per share and are not allowed to cumulate votes in the election of directors. The enclosed proxy card shows the number of shares that you are entitled to vote.
Apache currently has outstanding one series of preferred stock — the 5.68% Cumulative Preferred Stock, Series B (the “Series B Preferred Stock”). The holders of the depositary shares, each representing 1/10th of a share of Series B Preferred Stock, are not entitled to any voting rights, except under certain circumstances relating to non-payment of dividends on the Series B Preferred Stock. As of the date of this proxy statement, all dividend payments on the Series B Preferred Stock were current.
How to Vote
If your shares of Apache common stock are held by a broker, bank or other nominee (in “street name”), you will receive instructions from them on how to vote your shares.
If you hold shares of Apache common stock in your own name (as a “stockholder of record”), you may give instructions on how your shares are to be voted by:

•	using the toll-free telephone number or internet voting site listed on the enclosed proxy card. Specific directions for using the telephone and internet voting systems are shown on the proxy card.

•	marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.
When using telephone or internet voting, the systems verify that you are a stockholder through the use of a company number for Apache and a unique control number for you. If you vote by telephone or internet, please do not mail the enclosed proxy card.
Whichever of these methods you use to transmit your instructions, your shares of Apache common stock will be voted as you direct. If you sign and return the enclosed proxy card or otherwise designate the proxies named on the proxy card to vote on your behalf, but do not specify how to vote, your shares will be voted FOR the election of the nominees for director and approval of 50,000 additional shares authorized for issuance under the terms of the Non-Employee Directors’ Compensation Plan. If other matters of business not presently known are properly raised at the meeting, the proxies will vote on the matters in accordance with their best judgment.
Voting 401(k) Plan Shares
If you are an employee or former employee participating in the Apache 401(k) Savings Plan and have shares of Apache common stock credited to your plan account as of the record date, such shares are shown on the enclosed proxy card and you have the right to direct the plan trustee regarding how to vote those shares. The trustee for the 401(k) plan is Fidelity Management Trust Company.
The trustee will vote the shares in your plan account in accordance with your instructions. If you do not send instructions (by voting your shares as provided above under “How to Vote”) or if your proxy card is not received by May 1, 2006, the shares credited to your account will be voted by the trustee in the same proportion as it votes shares for which it did receive timely instructions.
Revoking a Proxy
You may revoke a proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or Internet), by voting at the meeting, or by filing a written revocation with Apache’s corporate secretary. Your attendance at the annual meeting will not automatically revoke your proxy.
Quorum and Votes Needed
The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Apache common stock outstanding on the record date will constitute a quorum, permitting the business of the meeting to be conducted. The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of directors. With respect to approval of 50,000 additional shares authorized for issuance under the terms of the Non-Employee Directors’ Compensation Plan, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on such matters will be required for approval.
How the Votes are Counted
Representatives of Wells Fargo Bank, N.A. will tabulate the votes and act as inspectors of election. A properly signed proxy marked to “withhold” authority for the election of one or more directors will be counted for quorum purposes but not for voting purposes. A properly signed proxy marked “abstain” with respect to approval of 50,000 additional shares authorized for issuance under the terms of the Non- Employee Directors’ Compensation Plan will be counted for quorum purposes, and such abstention will have the same effect as a vote against the share authorization.
If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may or may not have discretionary authority to vote certain shares of Apache common stock on a matter. Thus, if you do not give your broker or nominee specific instructions, your shares may or may not be voted on a matter to be acted upon and, if not voted, will not be counted in determining the number of shares necessary for approval. However, the shares of Apache common stock represented by such “broker non-votes” will be counted for quorum purposes.
ELECTION OF DIRECTORS
(ITEM NO. 1 ON PROXY CARD)
The Company’s certificate of incorporation provides that, as near as numerically possible, one-third of the directors shall be elected at each annual meeting of stockholders. Unless directors earlier resign or are removed, their terms are for three years, and continue thereafter until their successors are elected and qualify as directors.
The present terms of directors Frederick M. Bohen, George D. Lawrence, Rodman D. Patton, Charles J. Pitman, and Jay A. Precourt will expire at the 2006 annual meeting. Messrs. Bohen, Lawrence, Patton, Pitman, and Precourt have been recommended by the Company’s corporate governance and nominating committee and nominated by the board of directors for election by the stockholders to an additional three-year term. If elected, Messrs. Bohen, Lawrence, Patton, Pitman, and Precourt will serve beginning upon election until the annual meeting of stockholders in 2009.
Unless otherwise instructed, all proxies will be voted in favor of these nominees. If one or more of the nominees is unwilling or unable to serve, the proxies will be voted only for the remaining named nominees. Proxies cannot be voted for more than five nominees. The board of directors knows of no nominee for director who is unwilling or unable to serve.

NOMINEES FOR ELECTION AS DIRECTORS
Biographical information, including principal occupation and business experience during the last five years, of each nominee for director is set forth below. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years.

Director
Since

FREDERICK M. BOHEN, 68, retired as executive vice president and chief operating officer of The Rockefeller University in November 2005, having served in those capacities from February 2002, and from 1990 through September 1999. He was senior vice president of Brown University from 1983 to 1990, and served as vice president of finance and operations at the University of Minnesota from 1981 to 1983. Mr. Bohen was with the U.S. Department of Health and Human Services as assistant secretary for management and budget from 1977 to 1981. He is a director of American Council of Learned Societies and a member of its executive committee. Mr. Bohen is also a director of the Polish American Freedom Foundation and chairman of its investment committee, as well as a director of the Teak Fellowship, a non-profit organization that mentors and assists gifted adolescent children from disadvantaged circumstances. In July 2005, Mr. Bohen became chairman of the board of trustees of Fund for Teachers, a Texas non-profit corporation. At Apache, he is chairman of the management development and compensation committee and chairman of the stock option plan committee.
1981

GEORGE D. LAWRENCE, 55, is a private investor, and joined the Company’s board of directors in May 1996. Formerly, he was president, chief executive officer and a director of The Phoenix Resource Companies, Inc. from 1990 until May 1996, when Phoenix became a wholly-owned subsidiary of Apache. Mr. Lawrence is chairman of Ucross Foundation, a Wyoming non-profit corporation, and chairman of Springboard — Educating the Future, a Texas non-profit corporation. At Apache, he is a member of the executive committee and the management development and compensation committee.	1996

RODMAN D. PATTON, 62, joined the Company’s board of directors in December 1999. Mr. Patton has nearly 30 years experience in oil and gas investment banking and corporate finance activity, most recently serving as managing director of the Merrill Lynch Energy Group from 1993 until April 1999. Previously, he was with The First Boston Corporation (later Credit Suisse First Boston) and Eastman Dillon, Union Securities (later Blyth Eastman Dillon). Mr. Patton is a director of Valero GP, LLC, San Antonio, Texas, and is chairman of its audit committee and a member of its compensation committee. Valero GP, LLC is the general partner of Valero LP, owner and operator of crude oil and refined products pipeline, terminalling, and storage assets. At Apache, Mr. Patton is a member of the audit committee.
1999

CHARLES J. PITMAN, 63, joined the Company’s board of directors in May 2000. He retired from BP Amoco plc in late 1999, having served as regional president — Middle East/ Caspian/ Egypt/ India and business unit leader for new business development — Middle East/ Caspian since December 1998. Prior to the merger of British Petroleum and Amoco Corporation, Mr. Pitman served as chairman and president of Amoco Eurasia Petroleum Company from 1997 to 1998, and was president of Amoco Egypt Oil Company from 1992 to 1996. He is the sole member of Shaker Mountain Energy Associates LLC, a consulting firm, and non-executive director of Urals Energy Public Company Limited, an independent oil exploration and production company operating in Russia. At Apache, Mr. Pitman is chairman of the corporate governance and nominating committee.
2000

Director
Since

JAY A. PRECOURT, 68, rejoined the Company’s board of directors in February 2003, having been a member of the Company’s board from July 1992 to August 1995. From 2000 until its sale in August 2005, Mr. Precourt was chairman of the board and chief executive officer of ScissorTail Energy, LLC, a Denver, Colorado gatherer, transporter, and processor of natural gas and natural gas liquids. He is chairman of the board of Hermes Consolidated, Inc., a Denver, Colorado gatherer, transporter, and refiner of crude oil and crude oil products. Formerly, Mr. Precourt was vice chairman and chief executive officer of Tejas Gas Corporation from 1986 to 1999 and president from 1996 to 1998, and was chairman of the board of Coral Energy L.P. from 1996 to 1999. He is a director of Halliburton Company and a member of its audit committee, chairman of its health, safety and environment committee, a member of its management oversight committee and, until May 2005, a member of its compensation committee. Also, until April 2005, Mr. Precourt was a director of The Timken Company and chairman of its audit committee, and was chairman of the board of Founders Funds, Inc., from which board he retired in 2004. At Apache, Mr. Precourt is a member of the corporate governance and nominating committee.
2003

CONTINUING DIRECTORS
Biographical information, including principal occupation and business experience during the last five years, for each continuing member of the board of directors whose term is not expiring at the 2006 annual meeting is set forth below. Unless otherwise stated, the principal occupation of each director has been the same for the past five years.

	Director	Term
	Since	Expires

G. STEVEN FARRIS, 58, was appointed president, chief executive officer and chief operating officer of the Company in May 2002, having been president and chief operating officer since May 1994. He was senior vice president of the Company from 1991 to 1994, and vice president  — exploration and production from 1988 to 1991. Prior to joining Apache, Mr. Farris was vice president of finance and acquisitions for Terra Resources, Inc., a Tulsa, Oklahoma oil and gas company, from 1983 to 1988. He is a trustee of Ucross Foundation, a Wyoming non-profit corporation. Mr. Farris is a member of the executive committee.
	1994	2008

RANDOLPH M. FERLIC, 69, retired in December 1993 from his practice as a thoracic and cardiovascular surgeon. He is the founder of Surgical Services of the Great Plains, P.C., and served as its president from 1974 to 1993. Dr. Ferlic has been a Regent of the University of Nebraska since November 2000, and is chairman of its audit committee. He serves as a director of the Nebraska Medical Center and chairman of its audit committee, as well as alternate commissioner for Midwestern Higher Education Compact. At Apache, Dr. Ferlic is chairman of the audit committee and a member of the executive committee.
	1986	2008

EUGENE C. FIEDOREK, 74, is a private investor. Formerly, he was managing director of EnCap Investments L.C., a Dallas, Texas energy investment banking firm, from 1988 until March 1999, when EnCap was acquired by El Paso Energy. Mr. Fiedorek was the managing director of the Energy Banking Group of First RepublicBank Corp. in Dallas, Texas from 1978 to 1988. At Apache, he is a member of the audit committee.	1988	2007

A. D. FRAZIER, JR., 61, became chairman and chief executive officer of Danka Business Systems PLC, St. Petersburg, Florida, effective March 14, 2006. He is also chairman of WolfCreek Broadcasting, Inc. and was of Counsel with the law firm of Balch & Bingham LLP, Atlanta, Georgia, from January 2005 to March 2006. Mr. Frazier retired as a director, president and chief operating officer of Caremark Rx, Inc., a publicly–traded pharmacy benefit management company, in March 2004 having served in that role since August 2002. From March 2001 until August 2002, he was chairman and chief executive officer of the Chicago Stock Exchange. Mr. Frazier had been a global partner of AMVESCAP PLC, a London-based independent global investment management firm and the parent company of INVESCO, Inc., from 1997 to March 2001, having served INVESCO as president and chief executive officer of its U.S. institutional business from 1997 to December 2000, and executive vice president from 1996 to 1997. He is a director and chairman of the board of Gold Kist, Inc., Atlanta, Georgia, a publicly-traded integrated chicken production, processing and marketing company, and a director of Gevity HR, Inc., Bradenton, Florida, a publicly-traded human resources outsourcing firm. At Apache, Mr. Frazier is a member of the management development and compensation committee and the stock option plan committee.
	1997	2008

	Director	Term
	Since	Expires

PATRICIA ALBJERG GRAHAM, 70, joined the Company’s board of directors in September 2002. She is the Charles Warren Research Professor of the History of American Education at Harvard University. Dr. Graham joined the faculty of Harvard Graduate School of Education in 1974, and was its dean from 1982 to 1991. From 1991 to 2000, she served as president of the Spencer Foundation, which supports research into educational improvement. Dr. Graham is a director of Rural School Community Trust, the Center for Advanced Study in the Behavioral Sciences, Central European University, the Higher Education Support Sub-Board of the Open Society Institute, Fund for Teachers, and the Josiah Macy, Jr. Foundation. At Apache, she is a member of the corporate governance and nominating committee.
	2002	2007

JOHN A. KOCUR, 78, is engaged in the private practice of law. He served as vice chairman of the Company’s board of directors from 1988 to 1991. Mr. Kocur was employed by the Company from 1969 until his retirement in 1991, and served as the Company’s president from 1979 to 1988. He is chairman of the executive committee and a member of the management development and compensation committee.	1977	2008

F. H. MERELLI, 69, became chairman of the board, chief executive officer, president, and a director of Cimarex Energy Co., a Denver, Colorado independent oil and gas exploration and production company, on September 30, 2002, upon the acquisition by Cimarex of Key Production Company, Inc. and the exploration and production division of Helmerich & Payne, Inc. He was chairman of the board and chief executive officer of Key from 1992 until October 2002, and served as Key’s president from 1992 to September 1999 and from March 2002 to October 2002. Formerly, Mr. Merelli served as Apache’s president and chief operating officer from 1988 to 1991. Prior to that, he was president of Terra Resources, Inc., a Tulsa, Oklahoma oil and gas company, from 1979 to 1988. At Apache, Mr. Merelli is a member of the audit committee and the executive committee.
	1997	2007

RAYMOND PLANK, 83, has been chairman of the Company’s board of directors since 1979, having served as the Company’s chief executive officer from 1966 until May 2002, and president from 1954 to 1979. Mr. Plank is a trustee of Ucross Foundation, a Wyoming non-profit corporation, and founder and a director of Fund for Teachers, a Texas non-profit corporation. He founded the Company and is a member of the executive committee.	1954	2007

DIRECTOR INDEPENDENCE
During 2005 and the first two months of 2006, the board of directors evaluated all business and charitable relationships between the Company and the Company’s non-employee directors (all directors other than Mr. Farris and Mr. Plank) and all other relevant facts and circumstances and, as required by the Company’s Governance Principles, determined that each such director is an independent director as defined by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by The New York Stock Exchange, Inc. (“NYSE”), The NASDAQ National Market (“NASDAQ”), and the Securities and Exchange Commission (“SEC”).
Subject to some exceptions, these standards generally provide that a director will not be independent if (a) the director is, or in the past three years has been, an employee of the Company; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of the Company; (c) the director or a member of the director’s immediate family has received more than $60,000 per year in direct compensation from the Company other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by Ernst & Young LLP, the Company’s independent public accountants, or has worked for such firm in any capacity on the Company’s audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where an Apache executive officer serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, Apache in an amount which, in any twelve-month period during the past three years, exceeds the greater of $200,000 or two percent of the consolidated gross revenues of the company receiving the payment.
In 2005, George D. Lawrence, a member of the Management Development and Compensation (“MD&C”) committee, became the chairman of the board of trustees of Ucross Foundation, a charity supported by the Company and, in such capacity, has executive powers and performs executive functions for Ucross Foundation. Even though Mr. Lawrence does not receive any compensation for his service with Ucross Foundation, under the listing standards of the NASDAQ National Market (“NASDAQ”) (though not those of the New York Stock Exchange), the corporation’s support of Ucross Foundation could disqualify Mr. Lawrence from being considered an independent director for so long as he has executive powers or acts in an executive capacity for Ucross Foundation. However, NASDAQ’s Rule 4350(c)(3)(C) permits the board to waive application of this independence disqualification for two years upon a determination that it is in the best interest of the Company and its stockholders that Mr. Lawrence continue to serve as a member of the MD&C committee. The board has so determined. Mr. Lawrence has provided nine years of exemplary service on the MD&C committee, and the board of directors believes that the loss of his experience and expertise would be a detriment to the Company. In addition, since Mr. Lawrence receives no personal benefit from Apache’s support of Ucross Foundation, the board of directors believes that Mr. Lawrence’s service as chairman of the board of trustees of Ucross Foundation does not impair in any respect his ability to serve as an independent voice on the MD&C committee.
The Company’s Governance Principles require that the independent directors meet in executive session at least twice each year and, in 2005, they met five times in executive session. Also included in the Company’s Governance Principles are the procedures by which a presiding director is chosen for each meeting of independent directors and the method established for communication of concerns to the independent directors. The Company’s Governance Principles are attached to this proxy statement as Appendix A and are available on the Company’s website (www.apachecorp.com).

STANDING COMMITTEES AND MEETINGS
OF THE BOARD OF DIRECTORS
The board of directors has an audit committee, a management development and compensation (“MD&C”) committee, a stock option plan committee, an executive committee, and a corporate governance and nominating (“CG&N”) committee. Actions taken by these committees are reported to the board of directors at the next board meeting. During 2005, each of the Company’s directors attended at least 75 percent of all meetings of the board of directors and committees of which they were members.

2005 MEMBERSHIP ROSTER

Name	Board	Audit	MD&C	Stock Option	Executive	CG&N

Frederick M. Bohen	✓		✓*	✓*

G. Steven Farris	✓				✓

Randolph M. Ferlic	✓	✓*			✓

Eugene C. Fiedorek	✓	✓

A. D. Frazier, Jr.	✓		✓	✓

Patricia Albjerg Graham	✓					✓

John A. Kocur	✓		✓		✓*

George D. Lawrence	✓		✓		✓

F. H. Merelli	✓	✓			✓

Rodman D. Patton	✓	✓

Charles J. Pitman	✓					✓*

Raymond Plank	✓*				✓

Jay A. Precourt	✓					✓

No. of Meetings in 2005	6	9	5	5	0	6

*	Chairman
The audit committee reviews with the independent public accountants and internal auditors of the Company their respective audit and review programs and procedures, and the scope and results of their audits. It also examines professional services provided by the Company’s independent public accountants and evaluates their costs and related fees. Additionally, the audit committee reviews the Company’s financial statements and the adequacy of the Company’s system of internal accounting controls. The audit committee makes recommendations to the board of directors concerning the Company’s independent public accountants and their engagement or discharge.
During 2005 and the first two months of 2006, the board of directors reviewed the composition of the audit committee pursuant to the rules of the NYSE and NASDAQ governing audit committees. Based on this review, the board of directors confirmed that all members of the audit committee are “independent” under the NYSE and NASDAQ rules. During 2000, the audit committee adopted a charter, which was approved by the board of directors on May 4, 2000, and which reflects the NYSE’s rules and the regulations of the SEC. On February 4, 2004, the audit committee adopted an amended and restated charter, which was approved by the board of directors on February 5, 2004. The audit committee charter is available on the Company’s website (www.apachecorp.com). The board of directors has determined that members of the audit committee qualify as financial experts, as defined in Item 401 of Regulation S-K under the Securities Act of 1933.
The MD&C committee reviews the Company’s management resources and structure, and administers the Company’s compensation programs and retirement, stock purchase and similar plans. The duties of the stock option plan committee include the award and administration of option grants under the Company’s stock option plans, of grants under the executive restricted stock plan, of stock unit grants under the deferred delivery plan, and of conditional grants under the share appreciation plans. During 2005 and the first two months of 2006, the board of directors reviewed the composition of the MD&C committee pursuant to the rules of the NYSE and NASDAQ governing compensation committees. Based on this review, the board of directors confirmed that all members of the MD&C committee are “independent” under the NYSE and NASDAQ rules. The MD&C committee charter is available on the Company’s website (www.apachecorp.com).
The duties of the CG&N committee include recommending to the board of directors the slate of director nominees submitted to the stockholders for election at the annual meeting and proposing qualified candidates to fill vacancies on the board of directors. The CG&N committee is also responsible for developing corporate governance principles for the Company and overseeing the evaluation of the board of directors. During 2005 and the first two months of 2006, the board of directors reviewed the composition of the CG&N committee pursuant to the rules of the NYSE and NASDAQ governing governance committees. Based on this review, the board of directors confirmed that all members of the CG&N committee are “independent” under the NYSE and NASDAQ rules. The CG&N committee charter is available on the Company’s website (www.apachecorp.com).
The CG&N committee considers director nominee recommendations from executive officers of the Company, independent members of the board, and stockholders of the Company. The CG&N committee may also retain an outside search firm to assist it in finding appropriate nominee candidates. Stockholder recommendations for director nominees received by Apache’s corporate secretary (at the address and by the deadline for submitting stockholder proposals set forth under the heading “Future Stockholder Proposals”) are forwarded to the CG&N committee for consideration.
The executive committee is vested with the authority to exercise the full power of the board of directors, within established policies, in the intervals between meetings of the board of directors. In addition to the general authority vested in it, the executive committee may be vested with specific power and authority by resolution of the board of directors.

CRITERIA FOR NEW BOARD MEMBERS
AND RE-ELECTION OF EXISTING BOARD MEMBERS
The CG&N committee considers the following criteria in recommending new nominees or the re-election of existing directors to the Company’s board of directors and its committees from time to time:

•	Expertise and perspective needed to govern the business and strengthen and support top management — for example: strong financial expertise, knowledge of international operations, or knowledge of the petroleum industry and/or related industries.

•	Sound business judgment and a sufficiently broad perspective to make meaningful contributions, under pressure if necessary.

•	Interest and enthusiasm in the Company and a commitment to become involved in its future.

•	The time and energy to meet board of directors commitments.

•	Constructive participation in discussions, with the capacity to quickly understand and evaluate complex and diverse issues.

•	Dedication to the highest ethical standards.

•	Supportive of management, but independent, objective, and willing to question and challenge both openly and in private exchanges.

•	An awareness of the dynamics of change and a willingness to anticipate and explore opportunities.
All decisions regarding whether to recommend the nomination of a new nominee for election to the board of directors or for the re-election of an existing director shall be within the sole discretion of the CG&N committee.
All new nominees and directors for re-election will be evaluated without regard to race, sex, age, religion, or physical disability.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed the audited consolidated financial statements in the Annual Report on Form 10-K with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.
The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61 as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.
The Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting as well as the independent registered public accounting firm’s report on (a) management’s assessment and (b) the effectiveness of the Company’s internal control over financial reporting.
The Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. At each of the four Committee meetings held in person during 2005, the Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal controls, including internal controls over financial reporting; and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2005, filed by the Company with the Securities and Exchange Commission.

The Committee is governed by a charter which is available on the Company’s website (www.apachecorp.com). The Committee held nine meetings during fiscal year 2005, including the four in-person meetings referenced above. The Committee is comprised solely of independent directors as defined by the New York Stock Exchange and the NASDAQ National Market listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

March 9, 2006	Members of the Audit Committee Randolph M. Ferlic, Chairman Eugene C. Fiedorek F. H. Merelli Rodman D. Patton

DIRECTOR COMPENSATION
Employee directors do not receive additional compensation for serving on the board of directors or any committee of the board. During 2005, non-employee directors received an annual retainer of $50,000, of which $10,000 in value was paid in the form of shares of Apache common stock, plus $1,500 for each board of directors or committee meeting attended in person or $1,000 for each meeting attended by telephone. Non-employee directors are reimbursed for expenses incurred in attending meetings. Non-employee directors receive an annual retainer of $2,000 for each committee of which they are members. In addition, the chairman of each committee receives $4,000 annually for chairing their respective committees.
Under the terms of the Company’s non-employee directors’ compensation plan, non-employee directors can elect to defer receipt of all or any portion of their retainers or meeting attendance fees and, subject to certain parameters, can defer those amounts in the form of cash or in the form of shares of Apache common stock. Amounts deferred in the form of cash accrue interest equal to the Company’s rate of return on its short-term marketable securities; amounts deferred in the form of Apache common stock accrue dividends as if the stock were issued and outstanding when such dividends were payable. All deferred amounts, as well as accrued interest and dividends, are maintained in a separate memorandum account for each participating non-employee director. Amounts are paid out in cash and/or shares of common stock, as applicable, upon the non-employee director’s retirement or other termination of his or her directorship, or on a specific date, in a lump sum or in annual installments over a ten-year (or shorter) period. Four non-employee directors deferred all or a portion of their fees during 2005.
An unfunded retirement plan for non-employee directors was established in December 1992. The plan is administered by the MD&C committee and pays retired non-employee directors benefits equal to two-thirds of the annual retainer for a period based on length of service. Payments are made on an annual basis, for a maximum of ten years, and are paid from the general assets of the Company. In the event of the director’s death prior to receipt of all benefits payable under the plan, the remaining benefits are payable to the director’s surviving spouse or designated beneficiary until the earlier of the termination of the payment period or the death of the surviving spouse or designated beneficiary. During 2005, benefits were paid under this plan to, or on behalf of, five former directors who retired from the Company’s board of directors during 1997, 1998, 2000, and 2001.
The Company established an equity compensation plan for non-employee directors in February 1994, which is administered by the MD&C committee. Each non-employee director was awarded 1,000 restricted shares of the Company’s common stock every five years from July 1, 1994 through July 1, 2000, with the shares vesting at a rate of 200 shares annually. On May 3, 2001, the plan was amended to provide that on July 1, 2001 and on July 1 of each third year thereafter through July 1, 2003, each non-employee director was awarded 1,000 restricted shares of common stock, with one-third of the shares vesting annually. Except as noted below, any unvested shares are forfeited at the time the non-employee director ceases to be a member of the board. The unvested portion of any award is automatically vested upon retirement or death while still serving as a member of the board; provided that the non-employee director (a) is at least 60 years old and has completed at least ten years of service at the time of retirement or (b) has completed at least ten years of service at the time of death. Awards are made from shares of common stock held in the Company’s treasury, and are automatic and non-discretionary.

On February 5, 2004, the plan was amended to adjust the awards to 2,310 restricted shares of common stock (1,000 shares adjusted for the stock dividends and stock split) for any awards made during the period July 1, 2004 through July 1, 2009. New non-employee directors will receive awards of 2,310 shares of common stock on the July 1 next succeeding their election to the board. All shares of common stock awarded under the plan have full dividend and voting rights. The plan expires on July 1, 2009, with a maximum of 50,000 shares of common stock (115,500 shares after adjustment for the stock dividends and stock split) that may be awarded during the term of the plan. No awards were made under the plan during 2005.

SECURITIES OWNERSHIP AND PRINCIPAL HOLDERS
The following tables set forth, as of February 28, 2006, the beneficial ownership of each director or nominee for director of the Company, the chief executive officer, the four other most highly compensated executive officers, and all directors and executive officers of the Company as a group. All ownership information is based upon filings made by those persons with the SEC and upon information provided to the Company. (All share numbers in the table and footnotes have been adjusted for the stock dividends and stock split.)

		Amount and		Percent of
		Nature of Beneficial		Class
Title of Class	Name of Beneficial Owner	Ownership(1)		Outstanding

Common Stock,
par value $0.625	Frederick M. Bohen	19,869(	2)(3)	*

	G. Steven Farris	842,690(	5)(6)(7)(8)	*

	Randolph M. Ferlic	462,239(	2)(9)	*

	Eugene C. Fiedorek	39,143(	2)	*

	A. D. Frazier, Jr.	17,012(	2)	*

	Patricia Albjerg Graham	6,872(	2)(3)	*

	John A. Kocur	38,586(	2)	*

	George D. Lawrence	34,264(	2)(3)	*

	F. H. Merelli	26,901(	2)(3)(6)	*

	Rodman D. Patton	22,587(	2)(3)	*

	Charles J. Pitman	17,164(	2)	*

	Raymond Plank	810,802(	4)(5)(6)(7)(8)	*

	Jay A. Precourt	3,274(	2)	*

	Roger B. Plank	489,418(	4)(5)(6)(7)(8)	*

	John A. Crum	187,301(	5)(6)(7)(8)	*

	Jon A. Jeppesen	114,844(	4)(5)(6)(7)(8)	*

	All directors, nominees, and executive officers as a group (including the above named persons)	4,251,749(	4)(5)(6)(7)(8)	1.3

*	Represents less than one percent of outstanding shares of common stock.

(1)	All ownership is sole and direct unless otherwise noted. Inclusion of any common shares not owned directly shall not be construed as an admission of beneficial ownership. Fractional shares have been rounded to the nearest whole share.

(2)	Includes restricted common shares awarded under the Company’s Equity Compensation Plan for Non-Employee Directors.
(footnotes continued on following page)

(3)	Includes the following common share equivalents related to retainer fees deferred under the Company’s Non-Employee Directors’ Compensation Plan: Mr. Bohen — 7,227; Dr. Graham — 3,841; Mr. Lawrence — 6,452; Mr. Merelli — 861; and Mr. Patton — 2,573.

(4)	Includes the following common stock equivalents held through the Company’s Deferred Delivery Plan: Mr. Raymond Plank — 128,469; Mr. Roger Plank — 36,394; Mr. Jeppesen — 10,943; and all directors and executive officers as a group — 242,763.

(5)	Includes the following common shares issuable upon the exercise of outstanding employee stock options which are exercisable within 60 days: Mr. Farris — 223,927; Mr. Raymond Plank — 382,693; Mr. Roger Plank — 211,887; Mr. Crum — 112,610; Mr. Jeppesen — 68,768; and all directors and executive officers as a group — 1,574,024.

(6)	Includes shares held by the trustee of the Company’s 401(k) Savings Plan and related Non-Qualified Retirement/ Savings Plan: Mr. Farris — 70,464; Mr. Merelli — 16,388; Mr. Raymond Plank — 8,100; Mr. Roger Plank — 52,545; Mr. Crum — 32,563; Mr. Jeppesen — 7,481; and all directors and executive officers as a group — 276,275.

(7)	Includes the following restricted stock units (each equivalent to one share of common stock) granted under the Company’s Executive Restricted Stock Plan: Mr. Farris — 44,023; Mr. Raymond Plank — 44,023; Mr. Roger Plank — 18,518; Mr. Crum — 13,603; Mr. Jeppesen — 12,178; and all directors and executive officers as a group — 284,995.

(8)	Includes shares issuable pursuant to conditional grants made under the Company’s 2000 Share Appreciation Plan: Mr. Farris — 17,517; Mr. Raymond Plank — 20,212; Mr. Roger Plank — 9,028; Mr. Crum — 7,411; Mr. Jeppesen — 6,063; and all directors and executive officers as a group — 137,732.

(9)	Includes 13,860 common shares owned directly by Ferlic Investments, Ltd. in which Dr. Ferlic owns a 36-percent interest. Also includes a total of 21,090 common shares held by Dr. Ferlic’s daughters, son and grandchildren, as to which he has some power of disposition, but disclaims beneficial ownership.
The following table sets forth the only person known to the Company, as of February 28, 2006, to be the owner of more than five percent of outstanding shares of the Company’s common stock, according to reports filed with the SEC:

	Name and Address of	Amount and Nature of	Percent of Class
Title of Class	Beneficial Owner	Beneficial Ownership	Outstanding

Common Stock, par value $0.625	FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	17,101,492*	5.2

*	Per Schedule 13G filed with the SEC, dated February 14, 2006. Does not include 1,802,375 shares held by Fidelity Management Trust Company (“FMTC”) as trustee of the Company’s 401(k) Savings Plan. FMTC is a wholly-owned subsidiary of FMR Corp.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers, as well as beneficial owners of ten percent or more of the Company’s common stock, to report their holdings and transactions in the Company’s securities. Based on information furnished to the Company and contained in reports provided pursuant to Section 16(a), as well as written representations that no other reports were required for 2005, it appears that: (a) Raymond Plank, an officer and director of the Company, and Frederick M. Bohen, a director of the Company, each filed a late report relating to a charitable gift of shares of the Company’s common stock, and (b) John A. Crum, Rodney J. Eichler, P. Anthony Lannie, and Janine J. McArdle, officers of the Company, each filed a late report relating to shares of the Company’s common stock acquired with reinvested dividends.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information as of December 31, 2005, relating to the Company’s equity compensation plans, under which grants of stock options, restricted stock units, and other rights to acquire shares of Apache common stock may be granted from time to time.

	(a)	(b)	(c)

			Number of Securities
	Number of Securities		Remaining Available for
	to be Issued	Weighted-Average	Future Issuance Under
	Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column(a)

Equity compensation plans approved by security holders(1)(4)	6,406,378	$36.689 (3)	4,196,912

Equity compensation plans not approved by security holders(2)(4)	5,719,153	$24.187 (3)	986,666

Total	12,125,531	$30.607 (3)	5,183,578

(1)	Includes the Company’s 1995 Stock Option Plan, 1998 Stock Option Plan, 2005 Stock Option Plan, and 2005 Share Appreciation Plan.

(2)	Includes the Company’s 1996 Performance Stock Option Plan, 2000 Stock Option Plan, 2000 Share Appreciation Plan, Executive Restricted Stock Plan, Non-Employee Directors’ Compensation Plan, Equity Compensation Plan for Non-Employee Directors, and Deferred Delivery Plan.

The Company’s Deferred Delivery Plan (i) allows officers and certain key employees to defer income from certain equity compensation plans (such as the stock option and restricted stock plans) in the form of deferred units, and (ii) provides for grants of deferred units. Each deferred unit is equivalent to one share of Apache common stock. Distributions from the plan are made, at the election of the participant, beginning five years from deferral or upon termination of employment.

(3)	Weighted average exercise price of outstanding stock options; excludes restricted stock units, performance-based stock units, and deferred stock units.

(4)	See Note 8 of the Notes to Consolidated Financial Statements, included in the Company’s Form 10-K for the year ended December 31, 2005, for the material features of the 1996 Performance Stock Option Plan, 2000 Stock Option Plan, 2000 Share Appreciation Plan, 2005 Share Appreciation Plan, and Executive Restricted Stock Plan.

EXECUTIVE OFFICERS OF THE COMPANY
Biographical information concerning the executive officers of the Company is set forth below. Biographical information concerning Raymond Plank and G. Steven Farris is set forth above under the captions “Nominees for Election as Directors” and “Continuing Directors.”
MICHAEL S. BAHORICH, 49, was appointed executive vice president — exploration and production technology in May 2000, having been the Company’s vice president — exploration and production technology since January 1999, vice president — exploration technology since December 1997, and the Company’s chief geophysicist since 1996. From 1981 until joining the Company, he held positions of increasing responsibility at Amoco Corporation in Denver, Colorado and Tulsa, Oklahoma. Mr. Bahorich is past president of the Society of Exploration Geophysicists and serves on an advisory board at Stanford University.
JEFFREY M. BENDER, 54, was appointed vice president — human resources in September 2000. Prior to joining the Company, he served as vice president of human resources for Vastar Resources, Inc., Houston, Texas, since June 1994, having helped manage its transition from an operating division of Atlantic Richfield Company (ARCO) to an independent organization following Vastar’s initial public offering in mid 1994. Previously, Mr. Bender held positions of increasing responsibility with ARCO since 1975.
MICHAEL J. BENSON, 53, was appointed vice president-corporate security in December 2002, having been director of corporate security since joining the Company in 1996. From 1988 until 1996, he owned and operated an international security consulting company advising large corporations and high profile individuals. Previously, Mr. Benson was with the Cheshire Police in the United Kingdom for 14 years.
THOMAS P. CHAMBERS, 50, was appointed vice president — corporate planning in September 2001, having been director of planning since March 1995. Prior to joining the Company, Mr. Chambers was in the international business development group at Pennzoil Exploration and Production, having held a variety of management positions with the BP plc group of Companies from 1981 to 1992. Mr. Chambers is a member of the Society of Petroleum Engineers.
JOHN J. CHRISTMANN, 39, was appointed vice president — business development in January 2004, having been production manager for the Gulf Coast region since April 2003. Prior to that, Mr. Christmann held various positions of increasing responsibility in the business development area since joining the Company in 1997. Previously, he was employed by Vastar Resources/ ARCO Oil and Gas Company.
JOHN A. CRUM, 53, was appointed executive vice president — Apache North Sea in April 2003, having served as executive vice president — Eurasia and new ventures since May 2000, and as the Company’s regional vice president in Australia since 1995. Prior to joining the Company, he served in executive and management roles with Aquila Energy Resources Corporation, Pacific Enterprises Oil Company, and Southland Royalty Company.
MATTHEW W. DUNDREA, 52, was appointed vice president and treasurer in July 1997, having been the Company’s treasurer since March 1996 and assistant treasurer since 1994. Prior to joining the Company, he held positions of increasing responsibility at Union Texas Petroleum Holding, Inc. from 1982 to 1994.

ROBERT J. DYE, 50, was appointed vice president — investor relations in May 1997, having been director of investor relations since 1995. Prior to that, Mr. Dye held positions of increasing responsibility in the corporate planning area since joining the Company in 1992. Previously, he was planning manager for the offshore division of BP Exploration, Houston, Texas, from 1988 to 1992.
RODNEY J. EICHLER, 56, was appointed executive vice president in February 2003, having been the Company’s regional vice president in Egypt since 1999, and vice president of exploration and production in Egypt since 1997. Prior to that, Mr. Eichler was regional vice president for the Western region in Houston since 1996, and regional exploration and development manager for the Rocky Mountain region in Denver since 1993. Prior to joining the Company, he was vice president-exploration for Axem Resources, LLC in Denver, Colorado, since 1989. Mr. Eichler is president and a director of Springboard — Educating the Future, a Texas non-profit corporation.
JANICE K. HARTRICK, 53, was appointed vice-president and associate general counsel in July 2003, having been assistant general counsel since March 2003. Previously, she was of counsel with the law firm of Thompson & Knight from February 2002 and a solo practitioner from July 1, 2001. Prior to practicing law as outside counsel, Ms. Hartrick was senior vice president and general counsel of EEX Corporation from October 1997 until June 2001. She was chief counsel and vice president, environmental affairs for Seagull Energy Corporation, since 1992, having held positions of increasing responsibility there from 1987. Ms. Hartrick has been vice-chairman of the executive committee of the advisory board, Institute for Energy Law of the Center for American and International Law (formerly Southwestern Legal Foundation) since 1998, and was a representative trustee for the Rocky Mountain Mineral Law Foundation from 2002 through 2005.
JON A. JEPPESEN, 58, was appointed senior vice president in February 2003, having been the Company’s regional vice president for the Gulf Coast region since 2002 and the Offshore region since 1996. He served as the Company’s vice president of exploration and development for North America from 1994 to 1996, and manager of the Company’s offshore exploration and development from 1993 to 1994. Prior to joining the Company, Mr. Jeppesen was vice president of exploration and development for Pacific Enterprises Oil Company, Dallas, Texas, from 1989 to 1992.
P. ANTHONY LANNIE, 51, was appointed senior vice president and general counsel in May 2004, having been vice president and general counsel since March 2003. Prior to joining the Company, he was president of Kinder Morgan Power Company, Houston, Texas, from 2000 through February 2003, and president of Coral Energy Canada in 1999. Mr. Lannie was senior vice president and general counsel of Coral Energy, an affiliate of Shell Oil Company and Tejas Gas Corporation, from 1995 through 1999, and of Tejas Gas Corporation from 1994 until its combination with Coral Energy in 1998.
ANTHONY R. LENTINI, JR., 56, has been vice president — public and international affairs since January 1995. Prior to joining the Company, he was vice president of public affairs for Mitchell Energy & Development Corp., The Woodlands, Texas, from 1988 through 1994.
JANINE J. MCARDLE, 45, was appointed vice president — oil and gas marketing in November 2002. Prior to joining the Company, she served as managing director for Aquila Europe Ltd from November 2001 to October 2002, and held executive and management positions with Aquila Energy Marketing since 1993, including vice president — trading and vice president — mergers and acquisitions. Previously, she was a partner in Hesse Gas from 1991 to 1993. Ms. McArdle was a member of the board of directors of Intercontinental Exchange, the electronic trading platform, from 2000 to October 2002.

THOMAS L. MITCHELL, 45, was appointed vice president and controller in July 1997, having been the Company’s controller and chief accounting officer since February 1996. He held various positions in the Company’s natural gas marketing operation from 1990 through 1995, and served as accounting manager for the Company’s Gulf Coast operations from 1989 to 1990. Prior to joining the Company, Mr. Mitchell was a manager with Arthur Andersen & Co., an independent public accounting firm, from 1982 through 1988.
W. KREGG OLSON, 52, was appointed vice president — corporate reservoir engineering in January 2004, having been director of technical services since 1995. Prior to that, Mr. Olson held positions of increasing responsibility within corporate reservoir engineering since joining the Company in 1992. Previously, he was associated with Grace Petroleum Corporation.
CHERI L. PEPER, 52, was appointed corporate secretary of the Company in May 1995, having been assistant secretary since 1992. Prior to joining the Company, she was assistant secretary for Panhandle Eastern Corporation (subsequently PanEnergy Corp.) since 1988. Ms. Peper is a director of MemberSource Credit Union, formerly known as PT&T Federal Credit Union.
ROGER B. PLANK, 49, was appointed executive vice president and chief financial officer in May 2000, having been vice president and chief financial officer since July 1997. Previously, he was vice president — planning and corporate development since March 1996, vice president — corporate planning since 1994, vice president — external affairs from 1993 to 1994, and vice president — corporate communications from 1987 to 1993. The chairman of the Company’s board of directors is Mr. Plank’s father. He is past president of Texas Independent Producers and Royalty Owners Association (TIPRO), a large independent trade association. Mr. Plank is a trustee of Ucross Foundation, a Wyoming non-profit corporation, a director of Houston’s Alley Theatre, and a director of Parker Drilling Company, Houston, Texas, and chairman of its audit committee.
FLOYD R. PRICE, 56, was appointed executive vice president — Eurasia, Latin America and New Ventures in May 2004, having been executive vice president — Canada since February 2003. He was president of Apache Canada Ltd from October 1999 to May 2004, and was president of the Company’s international exploration and production subsidiaries from 1995 to 1999. Mr. Price served as exploration manager from 1991 to 1994, and geologic manager from 1990 to 1991, for the Company’s Mid-continent region. Prior to joining the Company, he was vice president of exploration and development from 1988 to 1989, and vice president of mid-continent exploration from 1989 to 1990, for Pacific Enterprises Oil Company, Dallas, Texas.
JON W. SAUER, 45, was appointed vice president — tax in May 2001, having been director of tax since March 1997, and manager of tax from August 1992. Prior to joining the Company, Mr. Sauer was tax manager with Swift Energy Company, Houston, Texas, from 1989 to 1992, and a manager in the tax practice of Arthur Andersen & Co., an independent public accounting firm, from 1983 to 1989.

SUMMARY COMPENSATION TABLE
The table below summarizes the annual and long-term compensation paid to the individuals listed below for all services rendered to the Company and its subsidiaries during the last three fiscal years, in accordance with SEC rules relating to disclosure of executive compensation. The persons included in this table are the Company’s chief executive officer and the four other most highly compensated executive officers who were serving as executive officers of the Company at year-end 2005.

					Long-Term Compensation

		Annual Compensation			Awards

				Other		Securities
				Annual	Restricted	Underlying	LTIP	All Other
		Salary	Bonus	Compen-	Stock	Option/SARS	Payouts	Compensation
Name and Principal Position	Year	($)	($)(1)	sation($)	($)	(#)	($)	($)

Raymond Plank	2005	1,175,000	1,100,000	4,659(5)	1,201,850(7)	63,500(2)	1,231,747(11)	160,500(3)
Chairman of the Board	2004	900,000	1,200,000	15,748(5)	452,408(7)	0	1,031,947(11)	136,050(3)(10)
	2003	881,250	1,100,000	12,126(5)	448,890(7)	0	0	118,875(3)

G. Steven Farris	2005	1,175,000	1,100,000	62,905(5)	1,201,850(7)	63,500(2)	1,067,510(11)	376,651(3)(4)
President, Chief Executive Officer	2004	900,000	1,200,000	37,701(5)	452,408(7)	0	894,298(11)	276,638(3)(4)(10)
and Chief Operating Officer	2003	881,250	1,100,000	30,225(5)	2,642,948(6)(7)	0	0	246,120(3)(4)

Roger B. Plank	2005	460,000	207,100	17,220(5)	436,020(7)	7,700(2)	550,119(11)	99,016(3)(4)
Executive Vice President and	2004	417,292	239,900	14,599(5)	204,864(7)	0	460,881(11)	86,945(3)(4)(10)
Chief Financial Officer	2003	407,500	254,300	11,153(5)	207,180(7)	0	0	82,448(3)(4)

John A. Crum	2005	338,750	165,000	174,639(5)(8)	318,630(7)	5,600(2)	451,577(11)	197,823(3)(4)(9)
Executive Vice President –	2004	312,885	180,000	516,857(5)(8)	149,380(7)	0	378,378(11)	172,508(3)(4)(9)(10)
Apache North Sea	2003	300,000	175,000	78,566(5)(8)	149,630(7)	0	0	145,917(3)(4)(9)

Jon A. Jeppesen	2005	318,750	195,000	14,451(5)	301,860(7)	5,300(2)	369,427(11)	85,046(3)(4)
Senior Vice President	2004	287,548	180,000	6,596(5)	132,308(7)	0	309,467(11)	67,014(3)(4)(10)
	2003	263,125	175,000	4,823(5)	132,365(7)	0	0	56,545(3)(4)

(1)	Includes amounts awarded under the Company’s incentive compensation plans for performance in the year indicated.

(2)	Shares of the Company’s common stock subject to options awarded during 2005. These stock options were granted on May 5, 2005, under the terms of the 2005 Stock Option Plan. There were no stock options granted to any of the named executive officers during 2004 or 2003. There were no adjustments or amendments during the last fiscal year to the exercise price of stock options previously granted to any of the named executive officers.

(3)	Includes Company contributions under the Company’s 401(k) Savings Plan, the Company’s Money Purchase Retirement Plan, and related Non-Qualified Retirement/ Savings Plan for 2005, 2004, and 2003, respectively, in the following amounts: Mr. Raymond Plank — $160,500, $136,000, and $118,875; Mr. Farris — $285,000, $240,000, and $213,750; Mr. Roger Plank — $83,988, $80,592, and $75,300; Mr. Crum — $60,698, $58,546, and $56,400, and Mr. Jeppesen — $59,850, $55,506, and $48,136.

(4)	Includes premium for executive life insurance benefits for 2005, 2004, and 2003, respectively, in the following amounts: Mr. Farris — $91,651, $36,588, and $32,370; Mr. Roger Plank — $15,028, $6,303, and $7,148; Mr. Crum — $15,340, $7,467, and $4,949, and Mr. Jeppesen — $25,196, $11,458, and $8,409.

(5)	For Mr. Farris, Mr. Roger Plank, Mr. Crum, and Mr. Jeppesen, includes amounts reimbursed for the payment of taxes relating to executive life insurance benefits. For Mr. Raymond Plank, Mr. Farris, and Mr. Roger Plank, includes amounts reimbursed for the payment of taxes on income attributable to use of Company property as approved by the board of directors. Includes amounts for foreign assignment tax equalization for Mr. Crum.

(6)	On December 17, 1998, the Company’s board of directors granted a conditional stock award to Mr. Farris for a total of 100,000 shares of the Company’s common stock (230,992 shares after adjustment for the stock dividends and stock split). The award is composed of five periodic installments, commencing on January 1st of each of the next five years, and vesting on the fifth anniversary following the applicable commencement date

(footnotes continued on following page)

(subject to acceleration under specific circumstances). To receive each installment, which is payable 40 percent in cash and 60 percent in stock, Mr. Farris must be employed by the Company on the applicable commencement and vesting dates. For December 31, 2002, the last business day preceding the January 1, 2003 commencement date, the per share closing price of the Company’s common stock was $56.99 ($28.4950 after adjustment); for December 31, 2001, the last business day preceding January 1, 2002, the per share closing price was $49.88 ($23.7524 after adjustment); for December 29, 2000, the last business day preceding January 1, 2001, the per share closing price was $70.0625 ($30.3301 after adjustment); for December 31, 1999, the last business day preceding January 1, 2000, the per share closing price was $36.9375 ($15.9903 after adjustment); and for December 31, 1998, the last business day preceding January 1, 1999, the per share closing price was $25.3125 ($10.9578 after adjustment). Mr. Farris has all voting, dividend and liquidation rights for each installment of shares as of the applicable commencement date listed below:

6,667 shares (15,398 shares after adjustment) commencing January 1, 1999, vesting January 1, 2004

13,333 shares (30,798 shares after adjustment) commencing January 1, 2000, vesting January 1, 2005

20,000 shares (46,200 shares after adjustment) commencing January 1, 2001, vesting January 1, 2006

26,667 shares (61,598 shares after adjustment) commencing January 1, 2002, vesting January 1, 2007

33,333 shares (76,998 shares after adjustment) commencing January 1, 2003, vesting January 1, 2008

On January 1, 2004, the first periodic installment of 15,398 shares vested, of which 9,238 shares (60 percent) were paid to Mr. Farris in the form of stock. The value of the remaining 6,160 shares (40 percent) was paid in cash, based on the per share closing price of the Company’s common stock of $40.55 (after adjustment) for December 31, 2003. Required tax withholding on the full amount of the first vested installment was deducted from the portion paid in cash.

On January 1, 2005, the second periodic installment of 30,798 shares vested, of which 18,479 shares (60 percent) were paid to Mr. Farris in the form of stock. The value of the remaining 12,319 shares (40 percent) was paid in cash, based on the per share closing price of the Company’s common stock of $50.57 for December 31, 2004. Required tax withholding on the full amount of the second vested installment was deducted from the portion paid in cash.

At year-end 2005, the aggregate number of shares of conditional stock held by Mr. Farris was 184,796 shares (after adjustment) with a value of $12,662,222 based on the per share closing price of the Company’s common stock of $68.52 for December 30, 2005.

(7)	Dollar value of restricted stock units granted during 2005, 2004, and 2003 under the terms of the Executive Restricted Stock Plan, based on the closing price of the Company’s common stock as of the date of grant. Such restricted stock units vest ratably over four years and no dividends are paid on such units until vested.

At year-end 2005, the aggregate number of restricted stock units and value, based on the closing price of the Company’s common stock as of December 30, 2005, was: Mr. Raymond Plank — 44,023 units and $3,016,456; Mr. Farris — 44,023 units and $3,016,456; Mr. Roger Plank — 18,518 units and $1,268,853; Mr. Crum — 13,603 units and $932,078, and Mr. Jeppesen — 12,178 units and $834,437.

(8)	For Mr. Crum, includes foreign assignment housing allowance of $76,840, $59,598, and $51,599 for 2005, 2004, and 2003, respectively.

(9)	For 2005, 2004, and 2003, respectively, includes foreign service premium of $50,813, $46,933 and $30,000, and foreign service cost of living allowance of $70,972, $59,512, and $29,568. For 2003, includes relocation allowance of $25,000.

(10)	Includes $50 cash award paid to each of the Company’s employees in connection with the Company’s 50th anniversary.

(11)	Dollar value of shares distributed under the terms of the 2000 Share Appreciation Plan, based on the closing price of the Company’s common stock as of the vesting date.

In October 2000, the Company established the 2000 Share Appreciation Plan, under which essentially all regular, full-time employees in the United States, Canada, the United Kingdom, and Australia, including each of the executives named in the Summary Compensation Table, were granted the right to receive shares of the Company’s common stock upon the attainment of certain share price goals. The 2000 Share Appreciation Plan is intended to provide specific individual incentives toward achieving (i) significant price appreciation for the

(footnotes continued on following page)

Company’s common stock based on attainment of per share price goals of $100, $120 and $180 (after adjustment for the Company’s stock dividends and stock split, the price goals became $43.29, $51.95, and $77.92, respectively) prior to January 1, 2005, and (ii) a separate goal, not tied to share price, of doubling production per share from the 2000 level during any quarter ended prior to January 1, 2005. The first ($43.29) and the second ($51.95) price goals were attained on April 28, 2004 and October 26, 2004, respectively. The third ($77.92) price goal and the separate production goal were not attained prior to January 1, 2005, and the conditional grants relating to those goals expired on December 31, 2004. Pursuant to the terms of the Plan, no right to receive shares existed until the attainment of the applicable price goal.

Benefits are payable in three equal installments over a two-year period, with the first installment payable no later than 30 days after attainment of the price goal. For the $43.29 price goal, the first installment was paid on May 19, 2004, and the second installment was paid on May 20, 2005. For the $51.95 price goal, the first installment was paid on November 9, 2004, and the second installment was paid on November 10, 2005. The remaining installments will be payable no later than 30 days after the second anniversaries of attainment of the applicable price goal. Payment of benefits is subject to the condition that the grant recipient remain continuously employed from the date of the conditional grant through the dates of vesting, which occurred upon attainment of the relevant price goal and the subsequent installment dates, as described above.

OPTION/ SAR GRANTS TABLE
The table below provides supplemental information relating to the Company’s grants of options during 2005 to the executive officers named in the Summary Compensation Table above, including the relative size of each grant, and each grant’s exercise price and expiration date. There were no stock appreciation rights (“SARs”) granted during the last fiscal year. Also included, in compliance with SEC rules on disclosure of executive compensation, is information relating to the estimated present value of the options granted, based upon principles of the Black-Scholes option pricing model. The Black-Scholes model utilizes numerous arbitrary assumptions about financial variables such as interest rates, stock price volatility and future dividend yield. Neither the option values reflected in the table nor the assumptions utilized in arriving at the values should be considered indicative of future stock performance.
Option/ SAR Grants in Last Fiscal Year

	Individual Grants

	Numbers of
	Securities	Percent of Total
	Underlying	Options/SARs
	Options/SARs	Granted to	Exercise or		Grant Date
	Granted	Employees in	Base Price		Present Value
Name	(#)(1)(2)	Fiscal Year	($/Sh)(3)	Expiration Date	($)(4)

Raymond Plank	63,500/0	4.07/0	56.73	05/05/2015	1,292,860

G. Steven Farris	63,500/0	4.07/0	56.73	05/05/2015	1,292,860

Roger B. Plank	7,700/0	0.49/0	56.73	05/05/2015	156,772

John A. Crum	5,600/0	0.36/0	56.73	05/05/2015	114,016

Jon A. Jeppesen	5,300/0	0.35/0	56.73	05/05/2015	107,908

(1)	This column sets forth the number of shares of the Company’s common stock subject to options granted on May 5, 2005 under the terms of the 2005 Stock Option Plan. The Company’s board of directors adopted the 2005 Stock Option Plan on February 3, 2005, and authorized 5,000,000 shares of the Company’s common stock for use under the 2005 Stock Option Plan. The 2005 Stock Option Plan was approved by the Company’s stockholders on May 5, 2005. The options granted under the terms of the 2005 Stock Option Plan are generally nontransferable and become exercisable ratably over four years. The options were granted for a term of ten years, subject to earlier termination in specific circumstances related to termination of employment, and are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. The exercise price and any withholding tax requirements may be paid by cash and/or delivery or attestation of already-owned shares of the Company’s common stock.

The Company’s stock option plans, including the 2005 Stock Option Plan, are administered by the Stock Option Plan Committee of Apache’s board of directors.

Options granted under the 2005 Stock Option Plan are subject to appropriate adjustment in the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization of the Company. If there is a change in control of the Company, all outstanding options become automatically vested so as to make all such options fully vested and exercisable as of the date of such change of control. A change in control occurs when a person, partnership or corporation acting in concert, or any or all of them, acquires more than 20 percent of the Company’s outstanding voting securities. A change in control shall not occur if, prior to the acquisition of more than 20 percent of the Company’s voting securities, such persons, partnerships or corporations are solicited to do so by the Company’s board of directors.

(2)	There were no SARs granted during 2005. There were no adjustments or amendments during 2005 to the exercise price of stock options previously granted to any of the named executive officers. The 2005 Stock Option Plan does not contain provisions allowing for the repricing of outstanding stock options.
(footnotes continued on following page)

(3)	The exercise price is the closing price per share of the Company’s common stock on the date of grant, as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System.

(4)	The grant date present value is based on the Black-Scholes option pricing model adapted for use in calculating the fair value of executive stock options, using the following assumptions for the grants made May 5, 2005: volatility — 33.60 percent; risk free rate of return — 3.82 percent; dividend yield — 0.56 percent; and expected option life — 5.5 years. There were no adjustments made to the model for non-transferability or risk of forfeiture. The actual value, if any, an executive may realize will depend on the excess of the market price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.
OPTION/ SAR EXERCISES AND YEAR-END VALUE TABLE
The table below provides supplemental information relating to the value realized upon the exercise of stock options during the last fiscal year by the executive officers named in the Summary Compensation Table above and the number and intrinsic value of stock options held at year end. Year-end values are based arbitrarily on the closing price of the Company’s common stock for December 31, 2005, do not reflect the actual amounts, if any, which may be realized upon the future exercise of remaining stock options, and should not be considered indicative of future stock performance. (All share numbers in the table and footnotes have been adjusted for the stock dividends and stock split.)
Aggregated Option/ SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/ SAR Values

			Number of Securities Underlying		Value of Unexercised
	Shares		Unexercised Options/SARs at		In-the-Money Options/SARs
	Acquired on	Value	FY-End(#)(3)		at FY-End($)(3)(4)
	Exercise	Realized
Name	(#)(1)	($)(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

Raymond Plank	168,630	4,352,710	382,693	63,500	16,507,445	748,665

G. Steven Farris	280,050	9,100,857	223,927	63,500	8,083,257	748,665

Roger B. Plank	123,228	4,680,459	211,887	7,700	9,674,087	90,783

John A. Crum	0	0	112,610	5,600	5,229,906	66,024

Jon A. Jeppesen	24,090	1,136,756	79,970	5,300	3,983,726	62,487

(1)	Number of shares with respect to which stock options were exercised during 2005.

(2)	Fair market value on date of exercise minus the exercise price of stock options.

(3)	There were no SARs settled or outstanding at any time during the last fiscal year for any of the named executive officers.

(4)	Based on the closing price of $68.52 per share of the Company’s common stock as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System for December 30, 2005, minus the exercise price of the stock options.

THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION
This report is issued by the Management Development and Compensation Committee of the board of directors to set out the executive compensation policies and programs of the Company. The objective of the Company’s executive compensation program is to attract and retain executives capable of leading the Company in a complex, competitive, and changing industry. A capable, highly-motivated senior management is an integral part of the Company’s continued success. The Company’s financial performance is in large part due to the talent and efforts of the Company’s executive officers. The program ties a significant portion of executive compensation to the Company’s success and is primarily comprised of a base salary, an incentive bonus, and a long-term incentive component.
Base Salary
The Committee believes that the most effective way to compete in the executive labor market is to offer executives a competitive base salary. To achieve this balance, the Committee analyzes each executive’s compensation using a four-step process. First, the key executive positions within the Company are defined in terms of scope and responsibility, job complexity, knowledge and experience required, and other relevant factors. Second, the positions are ranked internally on the basis of these definitions to establish a logical relationship among them. Third, the Committee identifies the Company’s direct competitors which it believes share comparable operations, employee composition, and capitalization, and obtains comparative compensation data about the identified companies from independent compensation resources. Finally, easily-compared positions are priced in terms of salary ranges by reviewing the comparative industry data and other surveys to establish relative salary ranges for all key executive positions in the Company. Base salaries are targeted to fall at or above the median of executive salaries paid by comparable companies, and for 2005 they generally correspond to that practice. The Committee reviews the salary of each of the Company’s 21 executive officers, taking into account the individual’s contribution to the Company’s success, how well the individual’s responsibilities are fulfilled, the individual’s specific performance, growth in qualifications for the individual’s job, and other relevant aspects of performance.
Base salaries of all executives are generally reviewed every 12 to 18 months. Salary adjustments are made within updated, market-confirmed salary ranges according to the Committee’s assessment of the executive’s individual performance and the performance of the Company as a whole. However, changes in the circumstances of a particular executive can prompt an interim compensation adjustment. The Committee retained the services of an outside compensation consultant, who was proposed by management and approved by the Committee, to review the base salaries of the Company’s executives and confirm that the salaries are competitive with those of comparable companies. The review included comparative data from part, but not all, of the companies comprising the U.S. Exploration and Production Index (formerly the Secondary Oils Index) reflected in the stock performance chart set forth below. The exclusion from the review of some of the companies in the Index was due to their integrated operations or operations in diversified industries.
Based on the factors discussed above, plus additional compensation data available to the Company from other sources, 21 of the Company’s officers received increases in compensation during 2005 to reflect market changes and increased responsibilities, including all of the executives named in the Summary Compensation Table.

Incentive Bonus
Executives, other than the Company’s chairman of the board and the Company’s chief executive officer (separate plan described below), are eligible to receive a cash incentive bonus tied directly to the Company’s achievement of specified financial, operational, and strategic objectives and the executive’s personal achievements. In the early months of the year, the Committee establishes a listing of corporate objectives based on those submitted by senior management. The objectives are approved by the Committee and, in 2005, 75 percent of each executive’s bonus depended upon the Company’s achievement of these specified objectives. The remaining 25 percent of the executive’s eligible bonus depended upon personal achievements related to financial strategies, operational improvements, program or project enhancements, or other objectively determinable criteria. This incentive compensation plan effectively correlates a large portion of executive compensation to predetermined corporate objectives and other objectively determinable goals, all designed to translate into value for the Company’s stockholders. Committee policy provides for bonuses to be targeted at 50 percent of each executive’s base salary and to exceed 50 percent if warranted by the Company’s performance.
Executive bonuses for 2005 were based on management’s achievement during the year of specific corporate objectives established by the Committee based on accepted measures of performance in the oil and gas industry including (a) increases in cash flow and earnings, (b) growth in reserves and production while maintaining an acceptable ratio of debt to capitalization, and (c) control of costs throughout the Company. Additionally, the Committee approved thirteen operational, financial and administrative strategic objectives considered important to the Company’s long-term success and to maximizing stockholder value. The Company has elected not to detail the individual items within the specified strategic corporate objectives as disclosure of such information could provide a competitive advantage to one or more of the Company’s peers; however, the objectives were annualized for incentive purposes and were broad enough to have potential impact beyond 2005. As a result of the Company’s overall performance in 2005, as well as substantial achievement of a majority of the objectives approved for 2005, the Committee recommended and the full board of directors unanimously approved an incentive bonus payment of approximately 90 percent of the targets set for executive officers participating in the corporate plan.
The chairman and the chief executive officer are each eligible to receive a cash incentive bonus under a separate incentive compensation plan, which functions and is administered in the same way as the plan described above, except that their performance goals are tied directly to the Company’s annual financial and operational results, including the performance of the Company’s common stock, all as compared to the results of a group of its peer companies. The goals include earnings, production, cash flow, reserves and ratio of debt to capitalization. Bonuses for the chairman and the chief executive officer are targeted at 100 percent of base salary and can exceed 100 percent if warranted by the Company’s performance. For 2005, the Committee determined to pay the chairman and the president bonuses of approximately 91 percent of their year-end base salaries.
In addition to the Company’s incentive compensation plans, the Committee may elect to award a special achievement bonus to an executive officer who has rendered services during the year that substantially exceed those normally required. Special achievement bonuses (a) reflect the Committee’s decision to reward any executive whose extraordinary effort has substantially benefited the Company and its stockholders during the year, (b) are awarded only in exceptional circumstances, and (c) are in amounts relative to the benefit provided to the Company. No special achievement bonuses were paid during 2005 to any of the Company’s executive officers, including the executive officers named in the Summary Compensation Table.
Long-Term Incentives
Long-term incentives in forms relating to the Company’s common stock serve to align the interests of executive officers with the Company’s stockholders by tying a significant portion of each executive’s total long-term compensation to the continued growth of the Company and appreciation of its common stock. Grants of stock options and restricted stock units were made to the executives named in the Summary Compensation Table during 2005. Grants of stock units under the Company’s Executive Restricted Stock Plan covering an aggregate of 132,400 shares of the Company’s common stock were made in 2005 to the Company’s executive officers as a group, including grants of restricted stock units covering 61,900 shares made to the Company’s officers named in the Summary Compensation Table presented above. Grants of restricted stock units to executives are proportionate to each officer’s base salary. In 2005, individual grants of restricted stock units were based on 100 percent of base salary and vest ratably over four years.
In 2005, the Company’s executive officers received stock option grants under the Company’s 2005 Stock Option Plan, which does not include provisions allowing for the repricing of outstanding stock options. The grants of stock options made in 2005 to the Company’s officers named in the Summary Compensation Table are reflected in the Option/ SAR Grants Table. Stock options granted to executives are proportionate to each officer’s base salary and benefit them only if stockholders also benefit from appreciating stock prices. Individual stock option grants (i) are targeted at the 50th percentile of similar plans maintained by comparable companies, taking into account options previously granted, (ii) vest over four years, and (iii) have an exercise price equal to the per share closing price of the Company’s common stock on the date of grant.
In February 2005, the Company established the 2005 Share Appreciation Plan, which was approved by the Company’s stockholders in May 2005. Conditional grants were made in May 2005 to essentially all regular, full time employees in the United States, Canada, the United Kingdom, Australia, and Argentina, including each of the executives named in the Summary Compensation Table. The conditional grants under the 2005 Share Appreciation Plan are intended to provide specific individual incentives toward achieving significant price appreciation for the Company’s common stock based on attainment of per share price goals of $81 prior to January 1, 2008, and $108 prior to January 1, 2009. Benefits are payable under the conditional grants, and the right to receive shares will exist, only if one or both of the above-referenced share price goals are achieved.
In October 2000, the Company established the 2000 Share Appreciation Plan, under which essentially all regular, full-time employees in the United States, Canada, the United Kingdom, and Australia, including each of the executives named in the Summary Compensation Table, were granted the right to receive shares of the Company’s common stock upon the attainment of certain share price goals. The 2000 Share Appreciation Plan was intended to provide specific individual incentives toward achieving (i) significant price appreciation for the Company’s common stock based on attainment of per share price goals of $100, $120 and $180 (after adjustment for the Company’s stock dividends and stock split, the price goals became $43.29, $51.95, and $77.92, respectively) prior to January 1, 2005, and (ii) a separate goal, not tied to share price, of doubling production per share from the 2000 level during any quarter ended prior to January 1, 2005. The first ($43.29) and the second ($51.95) price goals were attained on April 28, 2004 and October 26, 2004, respectively. The conditional grants relating to the first and second price goals made to the Company’s executive officers as a group covered an aggregate of 413,162 shares of the Company’s common stock, including grants covering 180,686 shares made to the Company’s officers named in the Summary Compensation Table. Benefits are payable in three installments over a two-year period following attainment. The third ($77.92) price goal and the separate production goal were not attained prior to January 1, 2005, and the conditional grants relating to those goals expired on December 31, 2004. Pursuant to the terms of the Plan, no right to receive shares existed until the attainment of the applicable price goal.
In recognition of his past contributions and expected future contributions to the Company, Mr. Farris, the Company’s chief executive officer, was granted a conditional stock award in December 1998, for a total of 100,000 shares of the Company’s common stock (230,992 shares after adjustment for the stock dividends and stock split). The award was composed of five periodic installments, commencing on January 1, 1999 and on January 1st of each of the next four years (2000 through 2003). Each installment vests on the fifth anniversary following the applicable commencement date (subject to acceleration under specific circumstances), and is payable 40 percent in cash and 60 percent in the form of stock. On January 1, 2004, the first periodic installment of 15,398 shares vested, and on January 1, 2005, the second periodic installment of 30,798 shares vested. Each vested installment was paid 60 percent in stock and 40 percent in cash, from which was deducted required tax withholding on the full amount of the vested installment. To receive each subsequent installment, Mr. Farris must be employed by the Company on the applicable commencement and vesting dates (see footnote 6 to the Summary Compensation Table). In the event Mr. Farris elects to terminate his employment with the Company or his employment is terminated for cause, any unvested installments will be forfeited.
Chairman and Chief Executive Officer
Raymond Plank, the chairman of the Company’s board of directors, was chief executive officer from 1966 until May 2002. His activities include direction of Apache’s intensive, on-going programs to monitor, analyze and respond creatively to the changes and new requirements in the oil and gas industry, and leadership in maintenance of sound business relationships with the management of many of the nation’s large oil and gas companies. These relationships are important to Apache’s strategic alliances and to its acquisition approach, which emphasizes privately negotiated transactions that develop and achieve mutual business benefits. Mr. Plank actively participates in developing the Company’s strategies, and has been jointly responsible for the Company’s ongoing interest and successful exploration efforts in international areas such as Egypt, Australia, and China.
G. Steven Farris, the Company’s president, chief executive officer and chief operating officer, assumed the responsibilities of chief executive officer in May 2002. His activities include leadership in developing the Company’s strategies, implementing the Company’s capital expenditure programs, and maintenance of sound business relationships with the management of many of the nation’s large oil and gas companies and with the investment community. Mr. Farris has been jointly responsible for the Company’s developing interest and successful exploration efforts going forward in international areas such as Egypt, Australia, China, and the North Sea. As chief executive officer, he oversees all of the Company’s major business and staff units and guides and develops Apache’s senior management. Reporting directly to Mr. Farris are each of the executive vice presidents, corporate and regional vice presidents, including the chief financial officer and the general counsel.

Base salary, incentive bonus, and long-term incentives for each of Mr. Plank and Mr. Farris are determined in the manner previously described and are reflected in the Summary Compensation Table. Mr. Plank and Mr. Farris each received a base salary adjustment effective February 1, 2005. Bonuses paid to Mr. Plank and Mr. Farris were based on the Company’s 2005 performance, as discussed above. Mr. Plank’s and Mr. Farris’ employment agreements are discussed under “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”
Base salaries during 2005 for Mr. Plank and Mr. Farris were within the Committee’s percentile targets and took into account the following: their active roles in the Company’s management and leadership of successful acquisitions; the Company’s financial performance during 2004; and the challenges and expectations for the Company in 2005. As noted above, the bonuses paid to Mr. Plank and Mr. Farris for 2005 performance represented approximately 91 percent of their year-end base salaries.
Omnibus Budget Reconciliation Act of 1993
The Omnibus Budget Reconciliation Act of 1993 (“OBRA”) imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any tax year commencing on or after January 1, 1994, for the compensation paid or accrued with respect to its chief executive officer and its four most highly compensated executive officers (other than the chief executive officer). In December 1995, the Internal Revenue Service issued final regulations implementing the legislation, with the regulations effective as of January 1, 1994. Certain performance-based compensation is specifically exempt from the limit if it meets the requirements contained in these final regulations. The Committee continues to review the Company’s compensation plans based upon these regulations and, from time to time, determines what further actions or changes to the Company’s compensation plans, if any, are appropriate.
The Company’s 1990 Stock Incentive Plan, 1995 Stock Option Plan, 1998 Stock Option Plan, 2005 Stock Option Plan, and 2005 Share Appreciation Plan were approved by the Company’s stockholders and grants made under such plans qualify as “performance-based” under the regulations. The Company’s existing incentive compensation plans, special achievement bonuses, Executive Restricted Stock Plan, 2000 Stock Option Plan, and 2000 Share Appreciation Plan do not currently meet the requirements of the regulations, as the stockholder approvals necessary for exemption were not sought. However, these plans operate similarly to prior plans and are designed to reward the contribution and performance of employees and to provide a meaningful incentive for achieving the Company’s goals, which in turn enhances stockholder value. While the Committee cannot predict with certainty how the Company’s compensation policies may be further impacted by OBRA, it is anticipated that executive compensation paid or accrued pursuant to the Company’s compensation plans that do not meet the requirements of the regulations will not result in any material loss of tax deductions in the foreseeable future.

Summary
According to information provided to the Committee by its independent compensation consultant, the amount of the Company’s compensation paid to all of its executive officers during 2005 was competitive. As shown on the Performance Graph following this report, the cumulative total return on the Company’s common stock has equaled or outperformed that of the Standard & Poor’s Composite 500 Stock Index and equaled or slightly underperformed that of the Dow Jones U.S. Exploration and Production Index (formerly the Dow Jones Secondary Oils Stock Index) over the last five years. In view of the Company’s competitive performance, the Committee believes that its current executive compensation policy is successful in providing stockholders with talented, dedicated executives at competitive compensation levels.

March 13, 2006	Management Development and Compensation Committee Frederick M. Bohen, Chairman A. D. Frazier, Jr. John A. Kocur George D. Lawrence

PERFORMANCE GRAPH
The following stock price performance graph is included in accordance with the SEC’s executive compensation disclosure rules and is intended to allow stockholders to review the Company’s executive compensation policies in light of corresponding stockholder returns, expressed in terms of the appreciation of the Company’s common stock relative to two broad-based stock performance indices. The information is included for historical comparative purposes only and should not be considered indicative of future stock performance. The graph compares the yearly percentage change in the cumulative total stockholder return on the Company’s common stock with the cumulative total return of the Standard & Poor’s Composite 500 Stock Index and of the Dow Jones U.S. Exploration and Production Index (formerly Dow Jones Secondary Oils Stock Index) from December 31, 2000 through December 31, 2005.
Comparison of Five Year Cumulative Total Return
For the Year Ended December 31, 2005

	2000	2001	2002	2003	2004	2005

Apache Corporation	100	78	90	135	169	231

S&P’s Composite 500 Stock Index	100	88	69	88	98	103

DJ US Exploration & Production Index*	100	92	94	123	174	288

*	formerly DJ Secondary Oil Stock Index

EMPLOYMENT CONTRACTS AND TERMINATION OF
EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
Mr. Raymond Plank serves the Company under an employment agreement entered into in December 1975, amended and restated in December 1990 and amended in April 1996. The agreement has an undefined term and is terminable at will by the Company’s board of directors. Mr. Plank’s annual compensation under the agreement is determined by the board of directors, but may not be less than $450,000. If his service as a director and an officer is terminated by the board of directors, Mr. Plank will serve as advisor and consultant to the Company for the remainder of his life at annual compensation equal to 50 percent of his then-current annual compensation and will receive health, dental and vision benefits for himself, his spouse and his eligible dependents during the remainder of his life. Pursuant to the agreement and in exchange for surrendering life insurance coverage, an annuity was purchased for Mr. Plank that pays $31,500 annually until 2008. Mr. Plank has agreed not to render service to any of the Company’s competitors for the entire period covered by the agreement. Upon Mr. Plank’s death, a total of $750,000 shall be paid (a) to his designee in equal monthly installments over ten years, or (b) if he has made no designation, in a lump sum to his estate.
Mr. Farris serves the Company pursuant to an employment agreement, dated June 6, 1988, under which he received an annual salary of $1,175,000 during 2005. The agreement has an undefined term and may be terminated by either the Company or Mr. Farris on 30 days advance written notice. If Mr. Farris’ employment is terminated without cause, or if he terminates his employment within 30 days of a reduction in his salary without a proportionate reduction in the salaries of all other Company executives, Mr. Farris will receive, for 36 months thereafter, (a) an amount equal to his base salary as it existed 60 days prior to termination and (b) 50 percent of the maximum amount for which he qualified under the Company’s incentive compensation plan, calculated on his base compensation as it existed 60 days prior to termination. In the event of Mr. Farris’ death during the 36-month period, the amounts described above shall be paid to his heirs or estate. Mr. Farris has agreed not to render service to any of the Company’s competitors for the term of his employment or, unless he is terminated without cause, for 36 months thereafter.
On December 17, 1998, Mr. Farris was granted a conditional stock award, the basic provisions of which are discussed above in the footnotes to the Summary Compensation Table and under the caption “Long-Term Incentives” in the report on executive compensation. Under the terms of the agreement for this award, the vesting of one or more of the four remaining periodic installments is subject to acceleration under specific circumstances. Those circumstances generally relate to (a) termination of Mr. Farris’ employment other than for cause, (b) his death or total disability, (c) an individual other than Mr. Raymond Plank or Mr. Farris becoming the Company’s chief executive officer, or (d) merger, acquisition or other “change-in-control” of the Company.
In addition to the foregoing, the Company has established an income continuance plan. The plan provides that all officers of the Company, including the officers named in the Summary Compensation Table, and all employees who have either reached the age of 40, served the Company for more than ten years, or have been designated for participation based upon special skills or experience, will receive monthly payments approximating their monthly income and continued medical and health benefits from the Company for up to two years, if their employment is terminated as a result of a “change in control” of the Company, as defined in the plan.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
Frederick M. Bohen, John A. Kocur, A. D. Frazier, Jr. and George D. Lawrence served on the management development and compensation committee of the Company’s board of directors for all of 2005.
Mr. Kocur, a member of the committee since September 1991 and a director of the Company since 1977, retired as an executive officer in June 1991. Pursuant to the terms of an employment agreement in place at the time of his retirement, Mr. Kocur receives health, dental and vision benefits throughout his life.
Mr. Lawrence, a member of the committee since May 1997, is the former president and chief executive officer of The Phoenix Resource Companies, Inc. (“Phoenix”). Mr. Lawrence joined the Company’s board of directors in May 1996, in conjunction with the Company’s acquisition of Phoenix by a merger on May 20, 1996, through which Phoenix became a wholly-owned subsidiary of Apache.
CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS
In the ordinary course of business, Cimarex Energy Co. (“Cimarex”) paid to Apache during 2005 approximately $6,706,000 for Cimarex’s proportionate share of drilling and workover costs, mineral interests, and routine expenses relating to oil and gas wells in which Cimarex owns interests and of which Apache is the operator. Cimarex was paid approximately $5,300,000 directly by Apache or related entities for its proportionate share of revenues from wells in which Cimarex owns an interest and of which Apache is the operator. Apache paid to Cimarex approximately $939,000 during 2005 for Apache’s proportionate share of drilling and workover costs, mineral interests, and routine expenses relating to oil and gas wells in which Apache owns interests and of which Cimarex is the operator. Apache was paid approximately $3,827,000 directly by Cimarex for its proportionate share of revenues from wells in which Apache owns an interest and of which Cimarex is operator. F. H. Merelli, a member of Apache’s board of directors, is chairman of the board, chief executive officer and president of Cimarex.
In the ordinary course of business, Hunt Petroleum Corporation and its affiliates (“Hunt”) paid to Apache during 2005 approximately $5,710,000 for Hunt’s proportionate share of drilling, recompletion and workover costs, and routine expenses relating to oil and gas wells in which Hunt owns interests and of which Apache is the operator. Hunt was paid approximately $2,053,000 directly by Apache or related entities for its proportionate share of revenues from wells in which Hunt owns an interest and of which Apache is the operator. Apache paid to Hunt during 2005 approximately $677,000 for Apache’s proportionate share of drilling and workover costs, and routine expenses relating to oil and gas wells in which Apache owns interests and of which Hunt is the operator. Apache was paid approximately $560,000 directly by Hunt for its proportionate share of revenues from wells in which Apache owns an interest and of which Hunt is operator. In November 2005, Hunt paid $200,000 to Apache to settle an indemnity claim for the cleanup of oil pits on certain properties in Texas. Janice K. Hartrick, Apache’s vice president and associate general counsel, married John W. Creecy, president and chief executive officer of Hunt, on January 1, 2006.
In 2005, Apache and its subsidiaries made donations of $34,000 in cash, property and services to Ucross Foundation, paid $13,000 for food, lodging, and other expenses incurred in connection with executive and board meetings held by Apache at Ucross Foundation’s facilities, and paid $36,000 for the lease of land and other services utilized by Clear Creek Hunting Preserve, Inc. (an Apache subsidiary). In December 2005, Apache Foundation (a charitable subsidiary of Apache) entered into a 30-year lease, effective January 1, 2006, for the use of the Ucross ranch property at a lease rate of $110,000 per year, indexed for inflation, plus payment of certain other expenses related to the ranch property. During 2005, Apache subsidiaries purchased land and buildings from Ucross Foundation for a total purchase price of $497,000. Also during 2005, Ucross Foundation donated $1,262,000 to Apache Foundation for conservation projects. Ucross Foundation was founded in 1981 as a non-profit organization whose primary objectives include the restoration of the historic Clear Fork headquarters of the Pratt and Ferris Cattle Company of Wyoming, the promotion of the preservation of other historic sites in the area, pursuit of holistic ranching practices and conservation, and the maintenance of an artists-in-residence program for writers and other artists. To help secure the continuity of Ucross Foundation and its charitable purposes, Apache’s board of directors approved a conditional charitable contribution of $10,000,000 to be made to Ucross Foundation in the event of a change of control of the Company, as defined in the Company’s income continuance plan. George D. Lawrence, a director of Apache, is chairman of the board of trustees of Ucross Foundation. Raymond Plank, chairman of Apache’s board of directors, G. Steven Farris, a director and officer of Apache, and Roger B. Plank, an officer of Apache, are each trustees of Ucross Foundation.
During 2005, Apache and its subsidiaries made a donation of $5,011,000 in cash, property and services to The Fund for Teachers: A Foundation to Recognize, Stimulate and Enhance (“Fund for Teachers”), a Texas non-profit corporation. In addition, during 2005, Apache made a pledge to Fund for Teachers for $5,000,000 in cash, property, and services that will be paid in 2006. Fund for Teachers seeks to provide resources directly to teachers to support learning experiences of their own design to increase effectiveness with students, and is currently focused on funding summer sabbaticals for selected applicants. Frederick M. Bohen, a director of Apache, is chairman of the board of Fund for Teachers, and Patricia Albjerg Graham, a director of Apache, is a director of Fund for Teachers. Raymond Plank, chairman of Apache’s board of directors, is the founder and a director of Fund for Teachers.
During 2005, Apache and its subsidiaries made donations of $565,000 in cash, property, and services to Springboard — Educating the Future (“Springboard”), a U.S. based non-profit organization supporting Egypt’s National Council for Childhood and Motherhood. Apache initiated Springboard, whose mission is to encourage innovative partnerships to increase educational opportunities for disadvantaged children. Springboard works with governmental and non-governmental organizations, generous individuals, and corporations to provide supplemental financial and in-kind resources for construction and operation of school facilities for girls in Egypt. George D. Lawrence, a director of Apache, is chairman of the board of Springboard and Rodney J. Eichler, an executive vice president of Apache, is the president and a director of Springboard.
During 2005, Apache paid $94,000 to Piney Creek Construction for the management of construction projects undertaken by Apache subsidiaries. Piney Creek Construction is owned by Michael R. Plank, a son of Raymond Plank, chairman of Apache’s board of directors, and a brother of Roger B. Plank, an officer of Apache.
Effective May 2005, Indian Creek Holdings Ltd., a Texas limited partnership, whose general partner is Indian Creek Management LLC, leased approximately one-half acre of land to Apache Foundation rent free for a period of ten years for the purpose of locating a restored historic farmhouse on the site in New Ulm, Texas. The house is used for meetings, seminars, retreats, community events, and other activities which are educational, scientific, cultural, recreational, religious, or non-profit in nature. Also during 2005, Apache Foundation spent approximately $66,000 for restoration and moving the farmhouse. Roger B. Plank, an officer of Apache, is president of Indian Creek Management LLC.

APPROVAL OF
50,000 ADDITIONAL SHARES AUTHORIZED FOR THE
NON-EMPLOYEE DIRECTORS’ COMPENSATION PLAN
(ITEM NO. 2 ON PROXY CARD)
The board of directors recommends that the Company’s stockholders vote FOR the proposal to approve an additional 50,000 shares of the Company’s common stock, $0.625 par value per share, authorized for issuance under the terms of the Company’s Non-Employee Directors’ Compensation Plan (the “Directors Plan”). The affirmative vote of the holders of a majority of the shares of the Company’s common stock voted, in person or by proxy, and entitled to vote at the annual meeting is required to approve these additional shares authorized for the Directors Plan.
Stockholders are not being asked to approve the terms of the Directors Plan, which has been in effect since July 1997, but only the authorization for 50,000 additional shares to be issued for the stock portion of the fees payable to non-employee directors or fees deferred in the form of stock, as more fully described below. On February 8, 2006, the Company’s board of directors authorized an additional 50,000 shares for issuance under the Directors Plan, subject to approval by stockholders at the next annual meeting as required by the listing standards of the NYSE and the NASDAQ. The following description of the Directors Plan is entirely subject to the detailed provisions of such plan included herein as Appendix B.
Elements and Purposes of the Directors Plan
The Directors Plan provides for the payment of retainer and attendance fees (some in the form of shares of common stock) to members of the board of directors who are not employees or officers of the Company to compensate them for their service on the board of directors, participation on the board’s committees, and attendance at board and committee meetings. The share issuances provided for in the Directors Plan are intended to provide a more direct interest for the non-employee directors in the future success of the operations of the Company by linking part of the directors’ compensation to the Company’s long-term performance and stockholder value, as reflected in the value of the Company’s common stock. The fees payable to each director under the Directors Plan are:

•	Board retainer fee of $10,000, payable quarterly in cash, for each quarter during which the director served on the board.

•	Stock retainer fee of $2,500 in value of common stock each quarter (based on the common stock’s closing price on the next to last trading day of the quarter) for each quarter during which the director served on the board.

•	Committee retainer fee, payable quarterly in cash, of:

•	$500 for each committee on which the director served during the quarter; and

•	$1,000 for each committee of which the director was chairman during the quarter.

•	Attendance fee, payable quarterly in cash, of:

•	$1,500 for each board or committee meeting attended in person by the director; and

•	$1,000 for each board or committee meeting attended by telephone, video conference, or similar means.

A director may defer the payment of any board retainer fee, stock retainer fee, committee retainer fee, or attendance fee to be paid either in a lump sum upon the director’s leaving the board of directors, or in annual installments for up to ten years. Stock retainer fees can be deferred only in the form of stock payouts, attendance fees can be deferred only in the form of cash payouts, and board retainer fees and committee retainer fees may be deferred in the form of cash or stock payouts at the director’s option. The Directors Plan can be amended by the board of directors without stockholder approval with respect to any terms, including the amount of any fees payable, except for those provisions providing for the issuance of common stock or the payment of any fees deferred in the form of common stock.
No officer or employee of the Company is eligible, or was eligible during 2005, to receive compensation under the Directors Plan. As of the date of this proxy solicitation, eleven of the Company’s directors are eligible to receive compensation under the Directors Plan and the same directors were eligible to receive compensation in 2005. The benefits to be paid to non-employee directors in 2006 cannot be determined, as part of the compensation will be based on the number of board and committee meetings held during the year and their actual attendance at such meetings. The table below sets out the amounts that were paid (in stock and cash) to the eligible directors in 2005:

Name and Position	Dollar Value(1)	Shares (Units)(2)

All non-employee directors	$508,000	4,179

(1)	Amounts paid in cash and deferred in the form of cash.

(2)	Includes shares issued for the stock retainer fee and shares allocated for fees deferred in the form of common stock.
The Directors Plan was adopted by the board of directors in July 1997, at which time 25,000 shares of common stock (57,570 shares after adjustment for subsequent stock dividends and splits) were authorized for issuance in connection with the stock retainer fee and deferred fees payable in the form of stock, as outlined above. At the time the Directors Plan was adopted, stockholder approval was not required for the issuance of common stock under the Directors Plan. As of January 3, 2006, only 2,092 shares of the originally-authorized shares are still available for issuance under the Directors Plan. At current usage rates, the number of shares remaining under the Directors Plan’s original authorization will cover the share issuances for only the first two quarters of 2006.
Recommendation and Required Affirmative Vote
The affirmative vote of the holders of a majority of the shares of the Company’s common stock voted, in person or by proxy, and entitled to vote at the 2006 annual meeting is required to approve the 50,000 additional shares authorized for the Directors Plan.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE 50,000 ADDITIONAL SHARES OF THE COMPANY’S COMMON STOCK AUTHORIZED FOR THE NON-EMPLOYEE DIRECTORS’ COMPENSATION PLAN.

INDEPENDENT PUBLIC ACCOUNTANTS
Ernst & Young LLP was the Company’s independent registered public accounting firm for the fiscal year 2005. Representatives of Ernst & Young will be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions regarding Apache business.
Ernst & Young’s audit report on Apache’s consolidated financial statements as of and for the fiscal year ended December 31, 2005 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.
During Apache’s most recent fiscal year ended December 31, 2005, and through the filing date of this proxy statement, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference to the subject matter of the disagreement in connection with their report; and there were no reportable events, as described in Item 304(a)(1)(v) of Regulation S-K.
During 2005 and 2004, Ernst & Young provided various services to Apache. The aggregate fees for each of the following types of services are set forth below:

Description	Amounts (in thousands)

	2005	2004

Audit Services(1)	$3,936	$3,494

Audit-Related Services(2)	$232	$737

Tax Services(3)	$662	$1,584

All Other Services(4)	$0	$0

(1)	Audit Services include the annual financial statement audit (including required quarterly reviews), subsidiary audits, and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly reviews.

(2)	Audit-Related Services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Audit-related services include, among other things, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit Services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

(3)	Tax Services include, tax return preparation assistance, tax planning, tax-related and structuring-related consultation, and tax-related acquisition due diligence.

(4)	All Other Services are fees for products and services other than those in the three categories above.
The audit committee of the Company’s board of director’s reviews summaries of the services provided by Ernst & Young and the related fees, and has taken into consideration whether the provision of non-audit services by Ernst & Young is compatible with maintaining auditor independence.

FUTURE STOCKHOLDER PROPOSALS
Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the SEC and the Company’s bylaws. Should a stockholder wish to have a proposal appear in the Company’s proxy statement for next year’s annual meeting, under the regulations of the SEC, it must be received by the Company’s corporate secretary (at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400) on or before November 30, 2006.
SOLICITATION OF PROXIES
Solicitation of proxies for use at the annual meeting may be made in person or by mail, telephone or telegram, by directors, officers and regular employees of the Company. These persons will receive no special compensation for any solicitation activities. The Company has requested banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Company’s common stock for whom they are record holder, and the Company will, upon request, reimburse reasonable forwarding expenses. The Company has retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies from brokers, bank nominees, and other institutional holders for a fee not to exceed $10,500 plus expenses. All costs of the solicitation will be borne by the Company.

By order of the Board of Directors

APACHE CORPORATION

/s/ C. L. Peper
C. L. Peper
Corporate Secretary
NOTE: Stockholders are requested to promptly vote their shares using one of the methods explained on pages 1 and 2 of this proxy statement.

APPENDIX A
APACHE CORPORATION
GOVERNANCE PRINCIPLES
The following principles have been recommended by the Corporate Governance and Nominating Committee (the “CG&N Committee”) of the board of directors of Apache Corporation (the “Company”) and have been approved by the board of directors of the Company and, along with the certificate of incorporation, bylaws, committee charters, and key policies and practices of the board of directors and its committees, provide the framework for the governance of the Company. The board of directors recognizes that there is an on-going and energetic debate about corporate governance, and it will review these principles and other aspects of the Company’s governance, as it deems necessary from time to time. These Governance Principles will be posted on the Company’s web site and will be mailed to stockholders upon written request.
Role of the Board of Directors and Management
The Company’s business is conducted by its employees, managers, and officers, under the direction of the chief executive officer (“CEO”) and the oversight of the board of directors, to enhance the long-term value of the Company for its stockholders. The board of directors is elected by the stockholders to oversee management and to assure that the long-term interests of the stockholders are being served. Both the board of directors and management recognize that the long-term interests of stockholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties including employees, customers, suppliers, government officials, and the public at large.
Functions of the Board of Directors
The board of directors will hold at least four regularly scheduled meetings a year at which it will review and discuss reports by management on the performance of the Company, its plans and prospects, as well as immediate issues facing the Company. To the extent practicable, the appropriate officers of the Company will provide the directors with relevant materials in advance of each board meeting. The standing committees of the board, described below, will meet on such schedule as the members of the committees deem appropriate. Directors are expected to attend all scheduled meetings of the board of directors and all scheduled meetings of any committee of which they are a member and to review the applicable meeting materials in advance of the meeting. In addition to its general oversight of management, the board also performs a number of specific functions, including:

a. selecting, evaluating, and compensating the CEO and overseeing CEO succession planning;

b. providing counsel and oversight on the selection, evaluation, development, and compensation of senior management;

c. reviewing, approving, and monitoring fundamental financial and business strategies and major corporate actions;

d. assessing major risks facing the Company and reviewing options for their mitigation; and

e. ensuring processes are in place for maintaining the integrity of the Company and its financial statements and reporting, ensuring the Company’s compliance with law, and providing for the Company’s ethical conduct in its relationships with customers, suppliers, government officials, employees, stockholders, and other stakeholders.
Qualifications of Board Members
Directors should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of the Company’s stockholders. The CG&N Committee is responsible for recommending to the board of directors policies and principles for the qualification and selection of nominees to the board of directors. Nominees for election to the board of directors shall be selected by the CG&N Committee and approved by the full board of directors.
Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board for an extended period of time. If a significant change in the personal circumstances, including a change in his or her principal job responsibilities, of a director should occur, the director shall immediately notify the CG&N Committee to permit the CG&N Committee to review the appropriateness of the director’s continued service on the board of directors or on any committee of the board of directors, and the CG&N Committee shall present its recommendations to the full board of directors for its consideration and action.
Directors of the Company who also serve as CEOs or in equivalent positions should not serve on more than two boards of directors of public companies in addition to the Company’s board of directors, and other Company directors should not serve on more than four other boards of directors of public companies in addition to the Company’s board of directors.
The board does not believe that arbitrary term limits on directors’ service or a mandatory retirement age are appropriate. Directors who have served on the board of directors for an extended period of time are able to provide valuable insight into the operations and future of the Company, based on their experience with and understanding of the Company’s history and objectives. The board of directors believes that the annual reviews of the directors, described below, as well as evolving standards of board membership will provide a more effective means of ensuring a proper evaluation of the continuation of service by individual directors.
Independence of Directors
At least a majority of the directors will be independent directors pursuant to the standards for director independence established by applicable laws, rules, and listing standards, including, without limitation, the standards for independent directors established by the New York Stock Exchange, NASDAQ, and the Securities and Exchange Commission. Annually, in time for disclosure in the proxy statement for the annual meeting of stockholders, the board of directors will make affirmative determinations that each director who is considered to be independent does meet the applicable standard of independence.
Size of Board and Selection Process
The board of directors has determined that the number of directors should be no less than nine and no more than fifteen. Under the Company’s restated certificate of incorporation, the directors have been divided into three classes for election at the annual meetings of the stockholders of the

Company and serve three-year terms. The board of directors will propose a slate of nominees to the stockholders for election to the board. Between annual stockholders meetings, the board of directors may elect directors to fill a vacancy on the board of directors (including a vacancy created by an increase in the number of directors) to serve until the next annual meeting.
Board Committees
The board has established the following committees to assist the board in discharging its responsibilities: (i) the Audit Committee; (ii) Management Development and Compensation Committee (“MD&C Committee”) (with a Stock Option Plan Subcommittee); (iii) the CG&N Committee; and (iv) the Executive Committee. The current charters and key practices of the Audit Committee, MD&C Committee, and the CG&N Committee are published on the Company’s web site, and will be mailed to stockholders upon written request to the corporate secretary of the Company. In addition to any formal reports submitted to the board of directors, the committee chairs shall report the highlights of their meetings to the full board following each meeting of their respective committees.
Independence of Committee Members
In addition to the requirement that a majority of the members of the board of directors satisfy applicable independence standards, discussed above, all members of the Audit Committee, the MD&C Committee, and the CG&N Committee shall be independent. In addition, all members of the Audit Committee must also satisfy any additional independence requirements provided by applicable laws, regulations, and listing standards, including, without limitation, restrictions on compensation to be received by Audit Committee members.
Meetings of Independent Directors
The independent directors shall hold regularly scheduled executive meetings as often as they determine appropriate, but in any event at least twice each year. The presiding director for each executive meeting shall rotate through the independent directors in alphabetical order, and the presiding director shall act as the chair of the executive meeting. The Company’s corporate secretary shall act as secretary of the executive meetings, unless the independent directors shall otherwise direct.
Self-Evaluation
The board of directors and each committee shall conduct an annual self-evaluation to determine whether members believe the board of directors or the committee is functioning properly. The CG&N Committee shall develop policies and procedures for these evaluations and shall annually report the results of these evaluations to the board of directors. The results of the evaluations shall be discussed by the board of directors at the first meeting of the board of directors after the end of each fiscal year with a particular focus on those areas where the board of directors or management believe the board of directors or a committee needs to make improvements or changes.
Ethics and Conflicts of Interest
Each director, executive officer, and employee of the Company shall comply with the requirements of the Company’s Code of Business Conduct, which is available on the Company’s web site.

Reporting of Concerns to Independent Directors
Anyone who has concerns about the Company may communicate those concerns to the independent directors. Such communication should be mailed to the Company’s corporate secretary, who will forward such communications to the independent directors.
Compensation of the Board Members
The form and amount of director compensation will be determined by the board of directors with input and advice from the CG&N Committee. In setting the director’s compensation, the board of directors will consider that directors’ independence may be jeopardized if director compensation and perquisites exceed customary levels, if the Company makes substantial charitable contributions to organizations with which a director is affiliated, or if the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which the director is affiliated. The board of directors believes that all directors should own equity in the Company and that there should be compensation programs to award equity ownership to directors.
Succession Plan
Following the receipt of the recommendations of the MD&C Committee, the board of directors shall approve and maintain a succession plan for the CEO.
Annual Compensation Review of Senior Management
The MD&C Committee shall annually approve the goals and objectives for compensating the Chairman of the Board and the CEO. The MD&C Committee shall evaluate the performance of the Chairman of the Board and the CEO in light of these goals and recommend the Chairman of the Board’s and the CEO’s salary, bonus, and other incentive and equity compensation for approval by the independent directors on the board of directors. The MD&C Committee shall also assist the Chairman of the Board, the CEO, and the board of directors in evaluating and approving the compensation structure for the Company’s other executive officers.
Director Access to Officers, Employees, and Independent Advisors
Directors shall have full and free access to the executive officers of the Company. The directors will use their judgment to ensure that any such contact is not disruptive to the business operations of the Company.
The board of directors expects regular attendance and participation at each board meeting by the senior officers of the Company.
The board of directors and, to the extent required by law, regulation, or listing standard, all committees, shall have the power to hire, and determine the terms of employment for, independent legal, financial, or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company.

Director Orientation and Continuing Education
All new directors must participate in an orientation program that should be conducted as soon as reasonably practicable after each new director’s election. This orientation should include presentations or material prepared by senior management and employees of the Company to familiarize new directors with the Company’s strategic plans, its significant financial, accounting, and risk management issues, its compliance programs, its Code of Business Conduct, its principal officers, and its internal and independent auditors. All other directors should also be invited to attend the program. The board of directors will also consider whether or not continuing education for all directors may be warranted. The Company will pay the expenses for a director’s participation in continuing education programs approved by the CG&N Committee.
Limitation
These Guidelines are not intended to, and do not, create any legal or fiduciary duties or other responsibilities or form the basis for a claim of breach of fiduciary duty or potential liability. These Guidelines are subject to modification and interpretation of the board. These guidelines do not modify the Company’s bylaws and are subject to the Company’s bylaws and certificate of incorporation.

APPENDIX B
APACHE CORPORATION
NON-EMPLOYEE DIRECTORS’ COMPENSATION PLAN
As Amended and Restated September 15, 2005; Effective as of January 1, 2005
PURPOSE
The purpose of the Non-Employee Directors’ Compensation Plan (the “Plan”) is to set forth certain of the compensation arrangements for members of the board of directors (the “Board”) of Apache Corporation (“Apache”) who are not also employees of Apache (“Non-Employee Directors”). The Plan supersedes the Directors’ Deferred Compensation Plan. The Plan does not supersede or amend in any way any other arrangements relating to Non-Employee Directors including specifically, without limitation, the Equity Compensation Plan for Non-Employee Directors, the Outside Directors’ Retirement Plan, indemnification provisions of Apache’s charter or bylaws, or policies with respect to reimbursement of expenses.
PLAN PROVISIONS
1. Board Retainer. Each Non-Employee Director shall be paid, as soon as practicable following accrual, the Board retainer fees set forth below:

(a) $10,000.00 shall be paid to each Non-Employee Director at the end of each calendar quarter during which such Non-Employee Director served as a member of Apache’s Board (“Cash Retainer Fee”);

(b) $2,500.00 in value of Apache common stock, par value $0.625 per share (“Stock”), shall be paid from Apache’s treasury shares to each Non-Employee Director at the end of each calendar quarter during which such Non-Employee Director served as a member of Apache’s Board (“Stock Retainer Fee”). The number of shares of Stock shall be determined by dividing $2,500.00 by the per share closing price of the Stock as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System (the “Composite Tape”) as of the trading day prior to the last trading day of the relevant calendar quarter, with any fractional shares to be paid to the director in cash; and

(c) In the event that a Non-Employee Director serves as a member of Apache’s Board for less than an entire calendar quarter, the fees payable pursuant to sections 1(a) and 1(b) shall be prorated on the basis of the number of weeks served during such calendar quarter.
2. Committee Retainers. Each Non-Employee Director serving on any committee of Apache’s Board shall be paid, as soon as practicable, the committee retainer fee (“Committee Retainer Fee”) set forth below:

(a) $500.00 shall be paid to each Non-Employee Director at the end of each calendar quarter in respect of each committee on which such Non-Employee Director served during such quarter;

(b) $1,000.00 shall be paid to each Non-Employee Director at the end of each calendar quarter in respect of each committee on which such Non-Employee Director served as chairperson during such quarter; and

(c) In the event that a Non-Employee Director serves on any committee of Apache’s Board and/or as chairperson of any committee of Apache’s board for less than an entire calendar quarter, the fees payable pursuant to sections 2(a) and 2(b) shall be prorated on the basis of the number of weeks served during such calendar quarter.
3. Attendance Fees. Each Non-Employee Director shall receive the attendance fee (“Attendance Fee”) set forth below, such fee to be paid at each such meeting or as soon thereafter a practicable:

(a) $1,500.00 shall be paid for each meeting of the Board or of any committee thereof attended in person; and

(b) $1,000.00 shall be paid for each meeting of the Board or of any committee thereof attended by teleconference, video conference, or other similar means.
4. Optional Deferral of Fees.

(a) Deferrable Fees. A Non-Employee Director may defer all or any portion of any unpaid Cash Retainer Fee, Stock Retainer Fee, Committee Retainer Fee, and Attendance Fee, all of which are paid to Non-Employee Directors with respect to their services performed as a director on the Board (“Deferrable Fees”). No other payments to Non-Employee Directors may be deferred including, without limitation, any expense reimbursement, any award under Apache’s Equity Compensation Plan for Non-Employee Directors, and benefits payable under the Outside Directors’ Retirement Plan.

(b) Election to Defer. A Non-Employee Director’s election to defer all or any portion of Deferrable Fees (“Deferral Election”) shall be effected by the completion of a Deferral Election form. A Deferral Election form must be executed by the deferring Non-Employee Director and received by Apache on or before December 31 of the year prior to the year for which deferral is elected, except that a new Non-Employee Director may enter into a Deferral Election within 30 days of becoming a Non-Employee Director. A Deferral Election shall apply only to Deferrable Fees paid for services rendered after the date of the Deferral Election. Each December 31, a Deferral Election made for the following year shall become irrevocable. A new Deferral Election must be made each year for the upcoming year.

(c) Memorandum Account. Apache shall maintain a separate account (“Memorandum Account”) for each deferring Non-Employee Director. Each Memorandum Account shall be subdivided into a “Cash Account” and a “Stock Account.” The Memorandum Accounts are merely for recordkeeping purposes, and do not represent any actual property that has been set aside for Non-Employee Directors. Nothing contained in this Plan shall be construed to require Apache to fund any Memorandum Account. Neither the deferring Non-Employee Director nor his or her Beneficiary shall have any property interest whatsoever in any specific assets of Apache.

(d) Crediting of Accounts. Any deferred Cash Retainer Fees and deferred Committee Retainer Fees shall be credited to the Cash Account or the Stock Account, as the Non-Employee Director may elect. Any deferred Stock Retainer Fees shall be credited to the Stock Account. Any deferred Attendance Fees shall be credited to the Cash Account. Only whole shares of Stock will be credited to a Stock Account; the value of any fractional share shall instead be credited to the Cash Account. Apache shall at all times have reserved from its treasury shares for issuance under this Plan a number of shares at least equal to the number of shares of Stock in the Stock Accounts.

(e) Number of Shares. The number of shares of Stock that are credited to a Stock Account shall be determined by dividing the amount deferred by the per share closing price of the Stock as reported on the Composite Tape as of the trading day prior to the last trading day of the calendar quarter in which the deferral occurs.

(f) Investment. All amounts credited to a Stock Account shall be treated as if such amounts were invested in Stock; any dividends paid on Stock shall be credited to the Cash Account. All amounts credited to a Cash Account shall be credited with investment earnings at the rate of interest earned by Apache’s short-term marketable securities portfolio or an equivalent index or market rate for similar investments in short-term marketable securities. Each year, a Non-Employee Director may elect to transfer all or a portion of his or her Cash Account to his or her Stock Account (but only in whole-share increments) by completing an election form that must be received by Apache on or before December 31. Any such transfer shall be made as of the first trading day of the following year, and shall be based on the per share closing price of the Stock as reported on the Composite Tape for the first trading day of the year. Transfers are not permitted from a Stock Account to a Cash Account. A Non-Employee Director shall have no ownership rights with respect to any balance in his or her Memorandum Account, and thus shall have no right to vote any Stock in his or her Stock Account.

(g) Payout Elections. If a Non-Employee Director’s directorship terminated before January 1, 2005, his or her benefit payments shall be determined under the terms of the Plan on December 31, 2004 and the payout elections in effect at the time his or her directorship terminated. The remainder of this section 4(g) shall only apply to individuals who continue as Non-Employee Directors after December 31, 2004, or who became Non-Employee Directors after December 31, 2004.

(i) Election. A Non-Employee Director shall make one payout election for his or her Memorandum Account. The payout election shall specify both the timing and form of distribution. The payout election must be made by the later of December 31, 2005 or 30 days after the individual became a Non-Employee Director; if no payout election is made by that time, the Non-Employee Director shall be deemed to have elected to be paid a single lump-sum payment in January after separating from service (except that, if he or she is a specified employee, his or her payment shall be delayed, if necessary, until six months after he or she separated from service). The payout election will not apply if there is a change of control (see section 4(h)) or the Non-Employee Director dies (see section 4(i)).

(ii) Form of Payout. A Non-Employee Director may elect to be paid out in a single lump-sum payment or in two to ten annual installments. Each installment from a Stock Account shall be equal to the number of shares in the Stock Account on the second business day of that year, divided by the number of remaining installments, rounded down to the nearest whole share. For example, the first installment from a Stock Account payable in seven installments beginning in 2008 shall be one-seventh of the shares in the account on the second trading day of 2008; the second installment shall be one-sixth of the shares in the account on the second trading date of 2009; etc. Each installment from a Cash Account shall be equal to the balance of the Cash Account on the second trading day of the year, divided by the number of remaining installments, except that the last installment shall equal the balance of the Cash Account at the time the distribution is processed. Distributions from the Stock Account shall be paid in whole shares of Stock. Distributions from the Cash Account shall be paid in cash.

(iii) Timing of Payment(s). A Non-Employee Director may select a specific year in which the single lump-sum payment is made or the installment payments begin (“In-Service Distribution”), in which case the payment will be made as soon as administratively practicable in January of the earlier of the selected year or the year after the Non-Employee Director separates from service (but, if the Non-Employee Director is a specified employee, not earlier than six months after he or she separated from service). Alternatively, a Non-Employee Director may elect for his or her single lump-sum payment or first installment to be paid as soon as administratively practicable in the January after the Non-Employee Director separated from service (but, if the Non-Employee Director is a specified employee, not earlier than six months after separating from service). Subsequent installment payments shall be made in January of each year, beginning with the year after the first installment was paid.

(iv) Special Rules Where Payments Begin While Still a Director. This section 4(g)(iv) applies to a Non-Employee Director who elected an In-Service Distribution. A second Memorandum Account shall be established for the Non-Employee Director for any amounts deferred into the Plan during or after the year in which the In-Service Distribution is scheduled to begin. Distributions from the second Memorandum Account shall be subject to the rules specified in this section 4(g), except that a Non-Employee Director must complete a payout election for the second Memorandum Account by the December 31 that immediately precedes the year in which amounts are first deferred into the second Memorandum Account.

(v) Definitions. As used in this section 4, the term “specified employee” has the meaning described in section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (“Code”), and the term “separate from service” or “separation from service” has the meaning described in section 409A(a)(2)(A)(i) of the Code.

(h) Change of Control. If there is a change of control of Apache that is described in section 409A(a)(2)(A)(v) of the Code, each Memorandum Account shall be paid to the appropriate Non-Employee Director (or to the Beneficiary of a deceased Non-Employee Director) in a single lump-sum payment made on the date of the change of control or as soon thereafter as is administratively practicable.

(i) Beneficiaries. If a Non-Employee Director dies while there is still a balance in his or her Memorandum Account, that amount shall be paid to his or her Beneficiary in a single lump-sum payment that is made as soon as administratively convenient after the Non-Employee Director’s death, after giving the Beneficiary an opportunity to disclaim and after Apache has been furnished with proof of death and such other information as it may reasonably require.

(i) Designation. Each Non-Employee Director shall designate one or more persons, trusts, or other entities as his or her beneficiary (“Beneficiary”). In the absence of an effective Beneficiary designation as to part or all of a Memorandum Account, such amount shall be distributed to the Non-Employee Director’s surviving Spouse, if any, otherwise to the Non-Employee Director’s estate. Unless the Non-Employee Director’s Beneficiary designation form specifies otherwise, if a Beneficiary dies after the Non-

Employee Director but before being paid by the Plan, the Plan shall pay the Beneficiary’s estate.

(ii) Changing Beneficiaries. A Beneficiary designation may be changed by the Non-Employee Director at any time and without the consent of any previously designated Beneficiary. However, if the Non-Employee Director is married, the Non-Employee Director’s Spouse shall be the Beneficiary unless the Spouse has consented to the designation of a different Beneficiary. To be effective, the Spouse’s consent must have been made before January 1, 2005 or, if made on or after January 1, 2005, the Spouse’s consent must be in writing, witnessed by a notary public, and filed with Apache. If the Non-Employee Director has designated his or her Spouse as a primary or contingent Beneficiary, and the Non-Employee Director and Spouse later divorce (or their marriage is annulled), then the former Spouse will be treated as having pre-deceased the Non-Employee Director for purposes of interpreting a Beneficiary designation form completed prior to the divorce or annulment; this provision will apply only if Apache is notified of the divorce or annulment before payment to the former Spouse is made.

(iii) “Spouse” shall mean the individual to whom a Non-Employee Director is lawfully married according to the laws of the state of the Non-Employee Director’s domicile.

(iv) Disclaimers. Any individual or legal entity who is a Beneficiary may disclaim all or any portion of his or her interest in the Plan, provided that the disclaimer satisfies the requirements of section 2518(b) of the Code and applicable state law. The legal guardian of a minor or legally incompetent person may disclaim for such person. The personal representative (or the individual or legal entity acting in the capacity of the personal representative according to applicable state law) may disclaim on behalf of a Beneficiary who has died. The amount disclaimed shall be distributed as if the disclaimant had predeceased the individual whose death caused the disclaimant to become a Beneficiary.

(j) Adjustments in Stock. In the event of any merger, consolidation, liquidation, dissolution, recapitalization, or reorganization of Apache, split, subdivision, or consolidation of shares of Stock, the payment of a stock dividend, or any other material change in Apache’s capital structure, the number of shares of Stock shown in each deferring Non-Employee Director’s Stock Account shall be adjusted to reflect that number of shares of Stock or such cash, securities, or other property to which such Non-Employee Director would have been entitled if, immediately prior thereto, such Non-Employee Director had been the holder of record of the number of shares of Stock shown in the Stock Account. Notwithstanding the foregoing, the issuance by Apache of Stock, rights, options, or warrants to acquire Stock, or securities convertible or exchangeable into Stock in consideration of cash, property, labor, or services, whether or not for fair value, shall not result in an adjustment pursuant to this section 4(j).
5. Assignment and Transfer. The right of the Non-Employee Director or any other person to receive payments under the Plan shall not be assigned, transferred, pledged, or encumbered.
6. Amendment of Plan. The Plan may be amended from time to time or terminated by vote of the Board. Upon such amendment or termination, Non-Employee Directors shall not be entitled to receive pursuant to the Plan any compensation or other rights or benefits not accrued hereunder prior to the time of amendment or termination hereof; provided, however, that no such Plan amendment or termination shall impair any rights of Non-Employee Directors to amounts previously accrued pursuant to the Plan or accumulated in such Non-Employee Director’s Memorandum Account. A Plan termination shall not affect the timing of any benefit payments from a Memorandum Account; payment may occur substantially after the Plan is terminated. A Plan amendment may delay the timing of a benefit payment. A Plan amendment may accelerate the timing of a benefit payment, but only if the acceleration would not cause the Plan to violate section 409A(a)(3) of the Code.
7. Successors and Assigns. The Plan is binding upon Apache and its successors and assigns. The Plan shall continue in effect until terminated by the Board. Any such termination shall operate only prospectively and shall not affect the rights and obligations under elections previously made.
8. Notices. Any notice, form, or election required or permitted to be given under the Plan shall be in writing and shall be given by first class mail, by Federal Express, UPS, or other carrier, by fax or other electronic means, or by personal delivery to the appropriate party, addressed:

(a) If to Apache, to Apache Corporation at its principal place of business at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400 (Attention: Corporate Secretary) or at such other address as may have been furnished in writing by Apache to a Non-Employee Director; or

(b) If to a Non-Employee Director or Spouse, at the address the Non-Employee Director has furnished to Apache in writing.

(c) If to a Beneficiary, at the address the Non-Employee Director has furnished to Apache in writing for such Beneficiary.
Any such notice to a Non-Employee Director, Spouse, or Beneficiary shall be deemed to have been given as of the third day after deposit in the United States Postal Service, postage prepaid, properly addressed as set forth above, in the case of a mailed notice, or as of the date delivered in the case of any other method of delivery.
9. Gender. Any term used herein in the singular shall also include the plural, and the masculine gender shall also include the feminine gender, and vice versa.
10. Statutory References. Any reference to a specific section of the Code shall be deemed to refer to that section or to the appropriate successor section.
11. Governing Law. The Plan and all elections hereunder shall be construed in accordance with and governed by the laws of the State of Texas.
Dated: September 15, 2005; Effective as of January 1, 2005

ATTEST:	APACHE CORPORATION

/s/ Cheri L. Peper	/s/ Jeffrey M. Bender

Cheri L. Peper	Jeffrey M. Bender
Corporate Secretary	Vice President, Human Resources

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
MAY 4, 2006
AND PROXY STATEMENT
One Post Oak Central
2000 Post Oak Boulevard, Suite 100
Houston, Texas 77056-4400

APACHE CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 4, 2006
10:00 a.m.
Hilton Houston Post Oak
2001 Post Oak Boulevard
Houston, Texas
If you would like to access the proxy materials electronically next year go to the following consent site address:
http://www.econsent.com/apa/

APACHE CORPORATION — 2006 PROXY
This proxy is solicited on behalf of the board of directors
for use at the Annual Meeting on May 4, 2006.
By signing this proxy, you revoke all prior proxies and appoint Randolph M. Ferlic, Eugene C. Fiedorek, and John A. Kocur as Proxies, with full power of substitution, and authorize them to represent the undersigned at the annual meeting of stockholders to be held May 4, 2006, or any adjournment thereof, and to vote all the shares of common stock of Apache Corporation held of record by the undersigned on March 15, 2006.
This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” APPROVAL OF 50,000 ADDITIONAL SHARES AUTHORIZED FOR THE NON-EMPLOYEE DIRECTORS’ COMPENSATION PLAN.
For participants in the Apache 401(k) Savings Plan, this proxy, when properly executed, will be voted in the manner directed by the undersigned. If no direction is given, if the card is not signed, or if the card is not received by May 1, 2006, the shares credited to your account will be voted in proportion to directions received by Fidelity, the plan trustee.
See reverse side for voting instructions

COMPANY #
There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Telephone and internet voting are QUICK, EASY and IMMEDIATE.

1. VOTE BY TELEPHONE — TOLL FREE — 1-800-560-1965	2. VOTE BY INTERNET — http://www.eproxy.com/apa/
•	Use any touch-tone telephone or the internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (central time) on May 3, 2006.

•	Please have available your proxy card and the last 4-digits of your U.S. Social Security Number or the Tax Identification Number for this account.

•	Follow the simple instructions provided.
3. IF YOU CHOOSE INSTEAD TO VOTE BY MAIL:
Mark, sign, and date your proxy card and return it in the postage-paid envelope provided or return it to Apache Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Telephone or Internet, please do not mail your Proxy Card
ß Please detach here ß

The Board of Directors Recommends a Vote FOR Items 1 and 2
1.	Election of directors — director nominees:

01	Frederick M. Bohen	04	Charles J. Pitman	☐	Vote FOR	☐	Vote WITHHELD
02	George D. Lawrence	05	Jay A. Precourt		all nominees		from all nominees
03	Rodman D. Patton				(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of 50,000 additional shares authorized for the Non-Employee Directors’ Compensation Plan	☐ For	☐ Against	☐ Abstain
3.	The Proxies are authorized to vote in their best judgment upon such other business as may properly come before the meeting or any adjournment thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 and 2.

Address Change? Mark Box ☐
Indicate change below:

Date

Signature(s) In Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.